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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A/A
(Amendment No. 1)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

PDG ENVIRONMENTAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PDG ENVIRONMENTAL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 28, 2006
TO THE STOCKHOLDERS OF PDG ENVIRONMENTAL, INC.:
NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Stockholders of PDG Environmental, Inc., a Delaware corporation (the “Corporation”) will be held at the Corporation’s offices at the Westinghouse Science & Technology Center, 1386 Beulah Road, Building 801, Pittsburgh, Pennsylvania 15235, on Friday, July 28, 2006 at 9:00 o’clock a.m., Eastern Daylight Savings Time, for the following purposes:

(a)	To elect five (5) directors to each serve for a term of one year and until their successors have been elected and qualified;

(b)	To approve an amendment to the PDG Environmental, Inc. Incentive Stock Option Plan to increase by 1,000,000 the number of shares of common stock of PDG Environmental, Inc., which may be granted thereunder, for a total of 5,000,000;

(c)	To ratify the selection of Malin, Bergquist & Company, LLP as the Corporation’s independent auditor for the fiscal year ending January 31, 2007; and

(d)	To transact such other business as may properly come before the meeting or any adjournment or postponement of the Annual Meeting.
The forgoing matters are described in more detail in the enclosed proxy statement. The Board of Directors has fixed June 16, 2006, at the close of business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof.
All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in the envelop enclosed to ensure your representation and the presence of a quorum at the Annual Meeting. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time before the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors

James D. Chiafullo
Secretary
Pittsburgh, Pennsylvania
June 15, 2006

PROXY STATEMENT
PDG ENVIRONMENTAL, INC.
1386 BEULAH ROAD, BUILDING 801
PITTSBURGH, PENNSYLVANIA 15235
(412) 243-3200
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
JULY 28, 2006
This Proxy Statement is being furnished to all stockholders of PDG Environmental, Inc., a Delaware corporation (the “Corporation”) in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Annual Meeting of the Stockholders of the Corporation to be held on July 28, 2006 at 9:00 a.m., Eastern Daylight Savings Time at the Corporation’s offices at the Westinghouse Science & Technology Center, 1386 Beulah Road, Building 801, Pittsburgh, Pennsylvania 15235 and any adjournment or postponement of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and accompanying Notice of Annual Meeting of Stockholders are being sent to the stockholders of the Corporation on or about June 16, 2006.

GENERAL INFORMATION REGARDING VOTING
Record Date
The Board of Directors of the Corporation has fixed the close of business on June 16, 2006 as the record date for the determination of stockholders of the Corporation entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof (the “Record Date”). All holders of record of shares of the common stock, par value $0.02, of the Corporation (“Common Stock”) as of the Record Date will be entitled to vote at the Annual Meeting on all matters voted upon. At the close of business on June 9, 2006, there were 20,294,130 shares of Common Stock outstanding and entitled to vote. On June 9, 2006 the Common Stock was held by 2,009 stockholders of record. There may be subsequent issuance of the Corporation’s Common Stock from June 10, 2006 until the record date of June 16, 2006 from the exercise of stock options and warrants and from the conversion of the Corporation’s Series C Preferred Stock into shares of Common Stock.
Quorum and Votes Per Share
The presence, in person or by properly executed proxy, of the holders of shares representing a majority of the voting power outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. Shares present at the Annual Meeting in person or represented by proxy and entitled to vote (including shares which abstain or do not vote) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.
On all matters to be voted upon at the Annual Meeting, the holders of Common Stock are entitled to cast one (1) vote per share. Stockholders shall not be entitled to cumulative votes on any matter brought before them at the Annual Meeting.
Abstentions: Broker Non-Votes
All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker “non-votes.” Abstentions and broker “non-votes” are included in the determination of the number of shares present at the Annual Meeting for quorum purposes. An abstention will have the same effect as a negative vote except with respect to the election of directors in which case an abstention will have no effect since directors are elected by a plurality vote. Broker “non-votes” are not counted in the tabulation of votes cast on proposals presented to stockholders because shares held by a broker are not considered to be entitled to vote on matters as to which broker authority is withheld. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that item.
Shares Held by Directors and Officers
As of June 9, 2006, the directors and officers of the Corporation as a group beneficially owned approximately 17% of the Common Stock. See “Security Ownership of Certain Beneficial Owners and Management.” Each director and officer of the Corporation has indicated that he intends to vote in favor of each of the matters to be acted upon at the Annual Meeting.
Proxies
All shares of Common Stock which are represented at the Annual Meeting by properly executed proxies received by the Board of Directors prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting and will be voted in accordance with the instructions indicated on such proxies including any instruction directing abstention from voting. If no instructions are indicated with respect to any shares for which properly executed proxies are received, such proxies will be voted:

•	“For” the election of the five (5) nominees for the Board of Directors (or such substitute nominees as set forth herein),

•	“For” the amendment to the PDG Environmental, Inc. Incentive Stock Option Plan,

•	“For” the ratification of the selection of Malin, Bergquist & Company, LLP as the Corporation’s independent auditor for the fiscal year ending January 31, 2007.
In addition, if any other matters come before the Annual Meeting, the person named in the accompanying form of proxy will have the discretion to vote the shares represented by the proxies, or otherwise act with respect to such matters, in accordance with their best judgment.
Revocation of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is voted. Proxies may be revoked by filing a written notice of such revocation with the Secretary, PDG Environmental, Inc., 1386 Beulah Road, Building 801, Pittsburgh, Pennsylvania 15235. In addition, a proxy will be deemed to be revoked if the stockholder either (a) attends and votes at the Annual Meeting, or (b) executes and delivers to the Secretary a proxy bearing a later date.
Solicitation
Proxies are being solicited by and on behalf of the Board of Directors of the Corporation. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Corporation. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Corporation in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for any out-of-pocket expenses incurred by them in connection with such solicitation. Proxies will be tabulated by the Corporation’s transfer agent, Continental Stock Transfer & Trust Company, as they are received and updated at the Annual Meeting.
Stockholder Proposals for 2007 Annual Meeting
Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders may present proper proposals for inclusion in the Corporation’s proxy statement and for consideration at the next Annual Meeting of Stockholders by submitting such proposals to the Corporation in a timely manner. In order to be so included for the 2007 Annual Meeting, stockholder proposals must be received by the Corporation no later than February 16, 2007 and must otherwise comply with the requirements of Rule 14a-8. As the SEC rules make clear, simply submitting a proposal does not guarantee that it will be included.
Stockholder proposals submitted outside the processes of Rule 14a-8 must be received by the Corporation no later than April 16, 2007 and must otherwise comply with the requirements of Rule 14a-4(c) under the Exchange Act. In accordance with Rule 14a-4(c), proxy holders will have discretionary authority to vote in accordance with their judgment upon any such proposal which is not timely received by the Corporation or which does not otherwise comply with Rule 14a-4(c).

PROPOSAL ONE:
ELECTION OF DIRECTORS
The Board of Directors has nominated five (5) directors for election at the Annual Meeting. Each director to be elected will hold office until the next Annual Meeting of Stockholders and until such director’s successor is elected and has qualified, or until such director’s earlier death, resignation or removal.
The Board of Directors has nominated Messrs. Regan, Bendis, Chiafullo, Berkey and Kilpela for election at the 2006 Annual Meeting of Stockholders.
The following table sets forth information regarding the nominees for election. All of the nominees are currently serving as directors and were elected at the 2005 Annual Meeting to serve until the next annual meeting of the Corporation’s stockholders. There are no family relationships among the directors or executive officers of the Corporation. Each of the nominees has consented to serve as a director if elected and management has no reason to believe that any nominee will be unable to serve.

Name, Age and	Year First
Principal Occupation	Elected	Certain Other Information

John C. Regan (62) Chairman, President, Chief Executive Officer of PDG Environmental, Inc.	1989	Mr. Regan has served in each of his present positions since December 1990 and has served as a Director since April 1989. He is the founder of Project Development Group, Inc., now our wholly-owned subsidiary, which engages in asbestos abatement and specialty contracting services, and has served as that corporation’s Chairman and President since 1984. Mr. Regan also served as Chairman of the Board of Directors of PDG Remediation, Inc. (PDGR), a company which provided remediation services to assist customers in complying with environmental laws and regulations, from July 1994 until August 1996.

Richard A. Bendis (59) President and CEO of True Product ID, Inc.	1986	Mr. Bendis has served as a Director since 1986. Mr. Bendis became President and Chief Executive Officer of True Product ID, Inc. in March 2006. True Product produces integrators for anti-counterfeiting and security surveillance applications and is a provider of integrated tracking devices. Prior to that he had been the President and CEO of Innovation Philadelphia (IP) since 2001. IP is a public/ private partnership dedicated to growing the wealth and the workforce of the Greater Philadelphia Region. Prior to 2001, he was President and CEO of Kansas Technology Enterprise Corporation (KTEC), an entity formed to encourage investment and growth in the State of Kansas. Mr. Bendis has been a corporate executive with Quaker Oats, Polaroid, Texas Instruments, Marion Laboratories and Kimberly Services and successfully took Continental Healthcare Systems, an Inc. 500 company, public on NASDAQ. In addition, Mr. Bendis founded and managed R.A.B. Ventures, a venture capital firm which invested in early-stage technology and healthcare businesses. He is a frequent international consultant and speaker for the United Nations, NATO and The European Commission.

Name, Age and	Year First
Principal Occupation	Elected	Certain Other Information

Edgar Berkey (65) Vice President and Chief Science Officer of Concurrent Technologies Corp.	1998	Dr. Berkey is a nationally recognized expert on environmental technologies and is currently the Vice President and Chief Quality Officer of Concurrent Technologies Corp. (CTC). He is a member and Chairman of several environmental advisory committees for the U.S. Department of Energy and formerly on the Science Advisory Board of the U.S. Environmental Protection Agency. He also chairs the Scientific Advisory Board of the North America Environmental Fund, LP, which invests in emerging environmental companies that can benefit from NAFTA. Dr. Berkey is the former President and co-founder of the Center for Hazardous Materials Research. Dr. Berkey previously served on the Corporation’s Board of Directors from 1991-1995. He resigned from the Corporation’s Board of Directors in 1995 to serve as a Director of PDG Remediation, Inc., which at that time was an affiliate of the Corporation. He resigned from the Board of Directors of PDG Remediation, Inc. in 1996.

James D. Chiafullo (48) Stockholder/Director, Cohen & Grigsby Secretary of PDG Environmental, Inc.	1998	Mr. Chiafullo has served as a Director since July 1998 and as Secretary since May 2003. Since 1999, Mr. Chiafullo has been a Director in the law firm of Cohen & Grigsby, P.C. headquartered in Pittsburgh. Prior to joining Cohen & Grigsby, P.C., Mr. Chiafullo was a Partner with Thorp Reed & Armstrong LLP. Prior to joining Thorp Reed & Armstrong, LLP, Mr. Chiafullo was a lawyer with Gulf Oil Corporation in Houston, Texas. Cohen & Grigsby provide legal services to us. Mr. Chiafullo is a member of the Board of Directors of the Western Pennsylvania Epilepsy Foundation.

Edwin J. Kilpela (60) Retired	1997	Mr. Kilpela has served as a Director since July 1997 Mr. Kilpela is retired. Previously he served as the President and CEO of Soil Safe, Inc. a privately held environmental company located in Baltimore, MD from 2003 until its sale in 2005. From 1998 until 2002, Mr. Kilpela was an independent business consultant to small and mid-sized environmental companies. From 1997 to 1998 he was President and Chief Executive Officer of Noxso Corporation, a developmental environmental company. From 1996 until 1997 he was President of Ansaldo Ross Hill. Mr. Kilpela was with Westinghouse Electric Corporation from 1968 to 1996 including serving as General Manager of the Environmental Services Division from 1991 to 1996.
Board of Directors and Committees
The Board of Directors currently has five directors. The Board of Directors has determined that each of Messrs. Bendis, Berkey and Kilpela is an “independent director” as that term is defined by both Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and Section 121(A) of the listing standards of the American Stock Exchange (“AMEX”).

During the fiscal year ended January 31, 2006, there were six regular meetings of the Board of Directors, and each of the incumbent directors attended or participated in at least 75% of the total number of meetings of the Board of Directors. Each of the incumbent directors attended at least 75% of the meetings of the committees of the Board of Directors on which they served during such fiscal year. All members of the Board of Directors attended our 2005 Annual Meeting of Stockholders except for Mr. Bendis.
The Board of Directors currently has three committees: the Audit Committee, the Compensation Committee and the Nominating Committee.
Audit Committee
The Audit Committee is primarily concerned with the accuracy and effectiveness of the audits of our financial statements by our internal accounting staff and our independent auditors. The Audit Committee’s function is to review our quarterly and annual financial statements with our independent accountants and management; review the scope and results of the examination of our financial statements by the independent accountants; approve all professional services performed by the independent accountants and related fees; recommend the retention or replacement of the independent accountants and periodically review our accounting policies and internal accounting and financial controls. The Audit Committee is also responsible for establishing and overseeing our internal reporting system relating to accounting, internal accounting controls and auditing matters. The Audit Committee is governed by a written charter adopted in 2000 and subsequently amended by our Board of Directors. A more complete description of the Committee’s functions is set forth in the charter included as Annex A to this Proxy Statement.
The Audit Committee presently consists of Messrs. Bendis, Berkey and Kilpela. Mr. Bendis serves as Chairman of the Audit Committee. The Board has determined that Mr. Bendis is an “audit committee financial expert”, as that term is defined in Item 401(h)(2) of Regulation S-K. The Board of Directors has also determined that all of the members of the Audit Committee are “independent” as defined by applicable SEC rules and AMEX listing standards.
The Audit Committee met five times during the fiscal year ended January 31, 2006.
Compensation Committee
The Compensation Committee is responsible for administering the Corporation’s Employee Incentive Stock Option Plan, designating the employees eligible to participate in such plan, the number of options to be granted and the terms and conditions of each option. The Compensation Committee also reviews the performance of the Corporation’s Chief Executive Officer and makes recommendations with respect to the compensation of the Corporation’s Chief Executive Officer. The Compensation Committee consists of Messrs. Bendis, Berkey and Kilpela and held one meeting during the fiscal year ended January 31, 2006. Mr. Kilpela serves as chairman of the Compensation Committee. The Board of Directors believes that all of the members of the Compensation Committee meet the independence standards of the AMES and the SEC and are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.
Nominating Committee
The Nominating Committee makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors. The Board of Directors has adopted a written charter for the Nominating Committee which sets forth in detail the duties of and functions performed by the Nominating Committee. A copy of such charter is available for review by the stockholders on the Corporation’s website, located at www.pdge.com.
The Nominating Committee presently consists of Mr. Kilpela, Bendis and Berkey with Mr. Berkey serving as Chairman. The Nominating Committee did not meet during the fiscal year ended January 31, 2006 but did consider candidates for the Board of Directors. The Board of Directors has determined that each member of the Nominating Committee is “independent” under the AMEX listing standards.

Identification and Evaluation of Nominees for Directors
The Nominating Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current members of the Board, professional search firms, employees, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year.
The Nominating Committee considers properly submitted stockholder recommendations for candidates for the Board. In evaluating such recommendations, the Nominating Committee uses the same qualification standards as are used for all other candidates. To recommend a prospective nominee for the Nominating Committee’s consideration, a stockholder must have held no less than 10,000 shares of our stock for a continuous 12-month period. Stockholder recommendations must be submitted in writing to the Corporation’s Corporate Secretary at PDG Environmental, Inc., 1386 Beulah Road, Building, 801, Pittsburgh, PA 15235 and must include (a) the proposed candidate’s personal and business information, (b) the class and number of Corporation’s securities he/she owns, (c) a description of all arrangements or understandings between the stockholder and the nominee and any other person or persons (naming such persons or persons) pursuant to which the nomination is to be made by the stockholder and (d) all other information regarding the stockholder’s proposed nominee that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and Rule 14a-11 thereunder (including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected). Recommendations must also be accompanied by personal references including a supporting statement from the recommending stockholder regarding a proposed candidate’s character and judgment.
In addition, the bylaws of the Corporation permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares to elect such nominee and comply with all other requirements set forth in our bylaws and Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. In addition, the stockholder must give timely notice to the Corporate Secretary of the Corporation in accordance with the bylaws of the Corporation which, in general, require that the notice be received by the Corporation Secretary of the Company within the time period described below under “Stockholder Proposals.”
The Nominating Committee utilizes a variety of methods for identifying and evaluating candidates for director. In evaluating the qualifications of the candidates, the Nominating Committee considers many factors, including, issues of character, judgment, integrity, independence, age, expertise, diversity of experience, length of service, other commitments and other characteristics which the Nominating Committee deems important in their directors. A candidate should have sufficient financial or accounting knowledge to add value to the financial oversight role of the Board of Directors. The Nominating Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The Nominating Committee also considers each individual candidate in the context of the current perceived needs of the Board as a whole. While the Nominating Committee has not established specific minimum qualifications for director candidates, the Nominating Committee believes that candidates and nominees must reflect a Board that is comprised of directors who have competency in the following areas: (i) industry knowledge; (ii) accounting and finance (including expertise of at least one director who would qualify as a “financial expert” as that term is defined the SEC rules; (iii) business judgement; (iv) management; (v) leadership; (vi) business strategy; (vii) crisis management; (viii) corporate governance; (ix) risk management and (x) such other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.
Stockholder Communications with the Board
Stockholders may communicate with the Board by writing to them by mail or express mail c/o PDG Environmental, Inc., 1386 Beulah Road, Building, 801, Pittsburgh, PA 15235. Any stockholder communications directed to the Board or a member of the Board will first be delivered to the Corporation’s Corporate Secretary who will forward all communications to the Board for review.

Director Attendance at Annual Stockholder Meeting
Members of the Board of Directors are encouraged to attend the 2006 Annual Meeting of Stockholders. However, the Company does not have a policy requiring director attendance.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee consists of Messrs. Bendis, Berkey and Kilpela. None of these individuals served as one of the Corporation’s officers or employees at any time during the fiscal year ended January 31, 2006. None of the Corporation’s current executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or compensation committee.
Compensation of Directors
Each non-employee director of the Corporation receives an annual retainer of $10,000 upon such director’s initial election or re-election to the Board of Directors, and a $1,500 per meeting fee plus reimbursement for their actual expenses incurred in attending such meetings. In addition, the Corporation has established the 1990 Non-Employee Director Stock Option Plan (the “Non-Employee Plan”) which provides for the grants of options to non-employee directors to purchase an aggregate of up to 600,000 shares of Common Stock. Under the Non-Employee Plan, the exercise price of options granted shall be 100% of the fair market value of such shares on the date such options are granted subject to adjustment as provided in the plan. The options expire ten years from the date of grant. Options granted under the Non-Employee Plan do not qualify as incentive stock options under the Internal Revenue Code.
During the last fiscal year, the Corporation granted and vested options covering 10,000 shares of common stock to each non-employee director of the Corporation at an exercise price per share of $2.23, which was the fair market value of such shares on the date the options were granted. The options expire ten years from the date of grant.
Employee directors are not compensated in their role as directors with the exception of grants under the 1990 Employee Director Stock Option Plan (the “Employee Director Plan”) pursuant to which options to purchase an aggregate of up to 500,000 shares of Common Stock, subject to the amendment to the Employee Director Plan proposed for this meeting and subject to adjustment in the event of any change in the Common Stock, may be granted to employee directors. Under the Employee Director Plan, the exercise price of options granted shall be 100% of the fair market value of such shares on the date such options are granted. On February 15, 2005, the Corporation’s Chairman and Chief Executive Officer was awarded stock options for 250,000 shares of the Corporation’s common stock, at an exercise price of $1.52 per share, under the terms of the Employee Director Stock Option Plan in conjunction with his execution of a new employment agreement.
Vote Required
Directors are elected by a plurality of the votes of the shares present at the 2006 Annual Meeting in person or represented by proxy and entitled to vote. Unless otherwise instructed, the proxies will vote “FOR” the election of the nominees listed above. If events not now known or anticipated make any of the nominees unable to serve, the proxies will be voted at the discretion of the holders thereof for other nominees not named herein in lieu of those unable to serve, or the size of the Board of Directors may have to be reduced.
Recommendation of the Board of Directors
The Board of Directors recommends that the stockholders vote “FOR” the election of the nominees listed above.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of the Corporation’s Common Stock as of June 9, 2006 by:

•	each person who is known by us to beneficially own 5% or more of our outstanding common stock;

•	each of our executive officers named in the Summary Compensation Table;

•	each of our directors; and

•	All of our officers and directors as a group.
Beneficial ownership is determined in accordance with SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions and also any shares of Common Stock which the named person has the right to acquire, through conversion or option exercise, or otherwise, within 60 days after June 9, 2006. Beneficial ownership calculations for 5% stockholders are based solely on publicly-filed Schedule 13Ds or 13Gs, which 5% stockholders are required to file with the SEC. The inclusion of any shares of stock deemed to be beneficially owned does not constitute an admission of beneficial ownership of those shares.
Except as otherwise indicated, and subject to applicable community property laws, to the Corporation’s knowledge, the persons named below have sole voting and investment power with respect to all shares of Common Stock held by them. As of June 9, 2006, there were 20,294,130 shares of Common Stock outstanding.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o Corporate Secretary, PDG Environmental, Inc., Westinghouse Science & Technology Center, 1386 Beulah Road, Building 801, Pittsburgh, Pennsylvania 15235.

		Percentage of
	Amount and Nature	Class of
	of Beneficial	Common
Name of Beneficial Owner	Ownership of Stock	Shares Owned

John C. Regan(1)(2)(3)	2,430,680	11.7
Richard A. Bendis(1)(4)	135,250	*
Edgar Berkey(1)(8)	110,000	*
James D. Chiafullo(1)(2)(7)	110,000	*
Edwin J. Kilpela(1)(5)	120,000	*
Todd B. Fortier(2)(9)	118,000	*
Barron Partners, LP(6)	2,000,000	9.0
Kern Capital Management, LLC(10)	1,980,100	9.8
Jeffrey L. Gendell(11)	1,040,300	5.1
All of our directors and officers as a group including those named above (9 persons)(12)	3,655,370	16.9

*	Indicates less than 1%.

(1)	Director

(2)	Officer

(3)	Includes 300,000 shares of Common Stock that may be acquired pursuant to options granted under the Employee Director Plan and 190,000 shares of Common Stock that may be acquired pursuant to options granted under the Employee Incentive Stock Option Plan.

(4)	Includes 110,250 shares of Common Stock that may be acquired pursuant to options granted under the Non-Employee Director Plan and 10,000 shares of Common Stock that may be acquired pursuant to non-qualified stock options.

(5)	Includes 120,000 shares of Common Stock that may be acquired pursuant to options granted under the Non-Employee Director Plan.

(6)	Consists of 2,000,000 shares of Common Stock that may be acquired pursuant to a warrant issued as part of private placement of the Company’s Common Stock, held by Barron Partners, LP, of which Mr. Worden is the general partner. Mr. Worden disclaims beneficial ownership of shares held by Barron Partners except to the extent of his pecuniary interest in these shares. Barron Partners is located at 730 Fifth Avenue, 9th Floor, New York, NY 10019.

(7)	Includes 90,000 shares of Common Stock that may be acquired pursuant to options granted under the Non-Employee Director Incentive Stock Option Plan.

(8)	Includes 60,000 shares of Common Stock that may be acquired pursuant to options granted under the Non-Employee Director Incentive Stock Option Plan.

(9)	Includes 78,000 shares of Common Stock that may be acquired pursuant to options granted under the Employee Incentive Stock Option Plan.

(10)	Consists of 1,980,100 shares of Common Stock held by Kern Capital Management, LLC, of which Messrs. Robert E. Kern and David G. Kern are the principals and controlling members of Kern Capital Management, LLC Messrs. Kern and Kern disclaim beneficial ownership of shares held by Kern Capital except to the extent of their pecuniary interest in these shares. Kern Capital Management, LLC is located at 114 West 47th Street, Suite 1926, New York, NY 10036.

(11)	Consists of 916,700 shares of Common Stock held by Tontine Capital Partners, L.P. and 123,600 shares of Common Stock held by Tontine Overseas Associates, L.L.C., of which Mr. Jeffrey L. Gendell is managing partner of Tontine Capital Partners, L.P., managing member of Tontine Overseas Associates, L.L.C. and managing member of Tontine Capital Management, L.L.C. Tontine Capital Management, L.L.C. is the general partner of Tontine Capital Partners, L.P. and has the power to direct the affairs of Tontine Capital Partners, L.P. Mr. Gendell disclaims beneficial ownership of shares held by Tontine Capital Partners, L.P. and Tontine Overseas Associates, L.L.C. except to the extent of his pecuniary interest in these shares. The address of all of the aforementioned reporting entities and persons is 55 Railroad Avenue, 3rd Floor, Greenwich, CT 06830.

(12)	Includes 1,386,250 shares of Common Stock that may be acquired pursuant to options granted under the Employee Incentive Stock Option Plan, the Employee Director Plan and the Non-Employee Director Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of beneficial ownership (Form 3) and reports of changes in beneficial ownership (Forms 4 and 5) of common stock and other equity securities of ours with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Our information regarding compliance with Section 16(a) is based solely on a review of the copies of such reports furnished to us by our executive officers, directors and greater than 10% beneficial owners. During the fiscal year ended January 31, 2006, we believe that all of our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.
EXECUTIVE OFFICERS

Executive Officers Name	Age	Position Held

John C. Regan	62	Chairman, President and Chief Executive Officer
Todd B. Fortier	51	Chief Financial Officer
James D. Chiafullo	48	Secretary
For additional information regarding Messrs. Regan and Chiafulllo, please see the information provided above regarding director nominees. Mr. Fortier joined the Corporation in December 1995 as financial officer. Mr. Fortier is a Certified Public Accountant licensed in the Commonwealth of Pennsylvania. Prior to joining the Corporation, Mr. Fortier was with Arthur Young & Company and the successor firm Ernst & Young, where he rose to the level of Principal during his thirteen year career in public accounting.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Summary Compensation Table
The following table sets forth for the fiscal years ended January 31, 2006, 2005 and 2004 compensation awarded to, paid to, or earned by, our Chief Executive Officer and each of our four other most highly compensated executive officers whose total compensation during the last fiscal year exceeded $100,000 (the “Named Executive Officers”):
Summary Compensation Table

				Long Term Compensation

				Awards	Payouts

		Annual
		Compensation
						All Other
				Restricted	Options/	Compensation
Name and		Salary(A)	Bonus(B)	Stock	SARs
Principal Position	Year	($)	($)	Award(s)($)	(#)	($)	($)(C)

John C. Regan	2006	250,000	—	—	—	—	52,523
Chairman and CEO	2005	229,167	250,000	—	—	—	67,588
	2004	220,000	45,000	—	—	—	68,638
Todd B. Fortier	2006	145,685	—	—	—	—	—
CFO	2005	54,948	7,500	—	—	—	—
	2004	49,040	—	—	—	—	—

(A)	Represents actual cash compensation.

(B)	Represents cash bonus paid in fiscal 2006 for attainment of goals in fiscal 2005 and cash bonus paid in fiscal 2005 for attainment of goals in fiscal 2004, respectively.

(C)	Represents primarily the value of insurance premiums with respect to term life insurance and disability insurance paid by us for the benefit of Mr. Regan. Also, includes $0, $35,000 and $35,000 payment in 2006, 2005 and 2004, respectively, for credit enhancement provided by Mr. Regan.
Options/ SAR Grants in Fiscal 2006

					Potential Realizable
	Number Of	% of Total			Value At Assumed
	Securities	Options/SARs			Annual Rates of		Grant
	Underlying	Granted to	Exercise or		Stock Price		Date
	Options/SARs	Employees In	Base Price	Expiration	Appreciated for		Present
Name	Granted (#)	Fiscal 2006	($/Share)	Date(1)	Option Term		Value

					5%	10%

John C. Regan	250,000	16.0%	$1.52	2/22/15	$238,980	$605,622	0
Todd B. Fortier	10,000	0.9%	$1.38	3/21/15	$8,679	$21,994	0

(1)	The Incentive Stock Options were granted for terms for 10 years, in each case subject to earlier termination upon the termination of the optionee’s employment.

Aggregated Option/ SAR Exercises in Last Fiscal Year and FY-End Option/ SAR Values
The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

Value of Unexercised
	Options Exercised		Number of Unexercised		In-the-Money
			Options/SARs		Options/SARs
	Shares		at FY-End (#)		at FY-End ($)(A)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John C. Regan	0	0	490,000	0	$554,040	0
Todd B. Fortier	40,000	77,000	78,000	0	$112,920	0

(A) Market value of Common Stock at year-end bid price per share minus the exercise price.
On February 15, 2005, the Corporation’s Chairman and Chief Executive Officer was awarded stock options for 250,000 shares of the Corporation’s common stock, at an exercise price of $1.52 per share, under the terms of the Employee Director Stock Option Plan in conjunction with his execution of a new employment agreement.
On December 16, 2005, Messrs. Regan’s and Fortier’s options to purchase 80,000 and 28,000 shares, respectively, of the Corporation’s common stock, subject to cliff-vesting from January 31, 2009 and January 31, 2013 at exercise prices from $0.21 per share to $0.96 per share, were currently vested to reward their efforts during fiscal 2006 and to recognize that there are currently no additional options available to be granted until the next annual stockholders meeting in fiscal 2007.
Employment Agreements, Termination of Employment and Change-in-Control Arrangement
Mr. Regan has an employment agreement, effective March 15, 2004 for a three-year term. Upon the expiration of the basic three-year term of the agreement, the agreement is automatically renewed for a one-year period until such time as we elect to renew or terminate Mr. Regan’s employment agreement. The agreement provided for a $250,000 annual base salary. The base salary and life and disability insurance benefit shall continue for a three-year period upon our termination of the agreement, the death of Mr. Regan, the disability of Mr. Regan or Mr. Regan’s resignation due to a substantial change in ownership of our Corporation or membership of the Board of Directors.
Certain Relationships and Related Transactions
At January 31, 2006, we maintained outstanding personal loans to Mr. Regan in the amount of $95,000. This personal loan is evidenced by a demand note. This loan was made to provide Mr. Regan with funds to satisfy personal obligations. The loan to Mr. Regan was made in a series of installments from April 1990 to August 1990. The amount specified represents the highest outstanding balances of the loans during our fiscal year.
Mr. Chiafullo is a Director of Cohen & Grigsby, P.C. which is our legal counsel. During the year ended January 31, 2006, Cohen & Grigsby billed us $432,000 for legal services.
Other than the transactions disclosed herein, we have not entered into any material transactions with any director, executive officer, beneficial owner of five percent (5%) or more of our Common Stock, or family members of such person, in which the amount involved exceeds $60,000.

Equity Compensation Plan Information
The following table is as of the end of the most recent fiscal year (January 31, 2006) and reflects all compensation plans under which equity securities of the Corporation are authorized for issuance.

			(c)
	(a)	(b)	Number of Securities
	Number of Securities	Weighted average	remaining available for future
	to be issued upon	exercise price	issuances under equity
	exercise of outstanding	of outstanding	compensation plans
	options, warrants	options, warrants	(excluding securities reflected
Plan Category	and rights	and rights	in column (a))

Equity compensation plans approved by security holders(1)	2,958,867	$0.82	317,216
Equity compensation plans not approved by security holders(2)	10,000	$0.65	—

Total	2,968,867	$0.82	317,216

(1)	Includes the Incentive Stock Option Plan, the Stock Option Plan for Non-Employee Directors and the Stock Option Plan for Employee Directors

(2)	Includes 10,000 non-qualified stock options issued to Richard Bendis, our director, for consulting performed in 1991. The options are at an exercise price of $0.65 and expire on May 14, 2010.
PDG ENVIRONMENTAL, INC.
REPORT OF THE COMPENSATION COMMITTEE
The following Report of the Compensation Committee does not constitute “solicitation material” and shall not be deemed to be filed or incorporated by reference into any other company filing with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the report by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
The Compensation Committee has provided the following Compensation Committee Report to the PDG Environmental Board of Directors:
The Corporation has a multi-level approach to determining the Chief Executive Officer’s compensation. Individual performance and the responsibility of each executive officer is evaluated in relation to 1) base salary, 2) comparative compensation surveys, 3) benefits, and 4) the stock option plan with incentive driven vesting. With this philosophy, the Corporation feels confident that it can attract and retain quality top management and reinforce the strategic plans of the Corporation through the use of performance objectives.
Individual Performance
Performance management reviews are conducted periodically for all employees of the Corporation and executive officers. Individual goals are established at that time, incorporating the overall objectives of the Corporation. As part of the review, consideration is given to the Chief Executive Officer’s specific area of responsibility, accomplishments and contributions.
Base Compensation
The Corporation offers competitive salaries as compared to salaries offered by companies in similar environmental and specialty contracting services.

Comparative Compensation Surveys
The Corporation reviews salary surveys from outside sources which evaluate similar environmental and specialty contracting companies and provide comparisons on base salaries, appraisal systems, benefits and other specialty surveys. The comparison group used for compensation is more similar to the Corporation than the groups used in the performance graph in that the performance graph companies have more diverse areas of operations, such as landfills, and hazardous waste treatment facilities while the compensation group is environmental remediation service companies.
Benefits
The basic benefits offered to the Chief Executive Officer, which include group health insurance, group term life insurance and disability insurance are the same as those provided to other employees of the Corporation. Additionally, the Chief Executive Officer’s is provided with individual term life insurance policies for their benefit and club memberships, which are used for both business and personal purposes.
Stock Option Plans
The Chief Executive Officer is eligible to participate in the Corporation’s Incentive Stock Option Plan. Periodic grants of options are approved by the Compensation Committee and are intended to provide the Chief Executive Officer with the opportunity to buy and maintain an equity interest in the Corporation and share in the appreciation of the value of the stock. In addition, Mr. Regan is eligible to participate in the Corporation’s Employee Director Plan.
On February 15, 2005, Mr. Regan received 250,000 incentive stock options as a signing bonus for executing his three-year employment agreement effective March 15, 2004. The stock options, which immediately vested, have an exercise price of $1.52 per share, representing the price of the Corporation’s common stock on the date of signing of the employment agreement.
On December 16, 2005, Mr. Regan’s options to purchase 80,000 shares of the Corporation’s common stock, subject to cliff-vesting from January 31, 2009 and January 31, 2013 at exercise prices from $0.21 per share to $0.96 per share, were currently vested to reward their efforts during fiscal 2006 and to recognize that there were no additional options available to be granted until the next annual stockholders meeting in fiscal 2007.
Compensation of All Executive Officers
The base pay of the Chief Executive Officer for the fiscal year ended January 31, 2006 was determined on the basis of the Compensation Committee’s overall assessment of the officer’s performance and competitive market data on salary levels. Incentives were not paid as the Corporation did achieve budgeted operating results for fiscal 2006. The base pay of the Chief Executive Officer is not directly related to the Corporation’s performance.
Compensation of John C. Regan, Chairman and Chief Executive Officer
The Committee established the compensation of John C. Regan, Chairman and Chief Executive Officer, using the same criteria that were used to determine compensation levels for all executive officers. Mr. Regan’s base pay was determined based on the Committee’s assessment of Mr. Regan’s performance and competitive market data on salary levels.
In addition to his base pay and bonus, Mr. Regan is provided with three individual term life insurance policies for his benefit in the amounts of $2,000,000, $1,000,000 and $200,000, a supplemental disability income policy and club memberships.
On February 15, 2005, Mr. Regan received 250,000 incentive stock options as a signing bonus for executing his three-year employment agreement effective March 15, 2004. The stock options, which immediately vested, have an exercise price of $1.52 per share, representing the price of the Company’s common stock on the date of signing of the employment agreement.

On December 16, 2005, Mr. Regan’s options to purchase 80,000 shares, respectively, of the Corporation’s common stock, subject to cliff-vesting from January 31, 2009 and January 31, 2013 at exercise prices from $0.21 per share to $0.96 per share, were currently vested to reward his efforts during fiscal 2006 and to recognize that there were no additional options available to be granted until the next annual stockholders meeting in fiscal 2007.
Additionally, Mr. Regan is eligible to receive an incentive bonus for keeping the Corporation properly capitalized for growth and to ensure that gains made by the Corporation are recognized by its public ownership and reflected in its share price. The incentive bonus shall be a cash bonus of a minimum of 20% and a maximum of 100% of his base salary. For fiscal 2006, Mr. Regan did not receive an incentive bonus. For fiscal 2005, the Corporation exceeded its financial objectives and Mr. Regan met his personal objectives, an incentive bonus equal to 100% of his base salary ($250,000), was awarded for fiscal 2005 to Mr. Regan.
The Board of Directors provided Mr. Regan a $35,000 annual payment for credit enhancement for fiscal 2005 and continuing until such time that Mr. Regan’s personal guarantee was not required by the Company’s lending institution and surety bonding company. In fiscal 2006, the personnel guarantee was no longer required by the Company’s lending institution and surety bonding company. Mr. Regan was paid $-0-, $35,000 and $35,000 in fiscal 2006, 2005 and 2004, respectively, for providing his personal guarantee to the Corporation’s lending institution.
Tax Policy
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows any federal income tax deductions for the Corporation for compensation paid to the Chief Executive Officer and any of the other four highest compensated executive officers in excess of $1 million each in any taxable year, subject to certain exceptions. One exception involves compensation paid pursuant to stockholder-approved compensation plans that are performance-based. The Corporation’s stock option plans are structured to permit grants of stock options and certain other awards to be eligible for this performance-based exception (so that compensation upon exercise of such options or receipt of such awards, as the case may be, should be deductible under the Code). Payments of cash compensation to executives currently are not eligible for this performance-based exception, although the value of such payments and awards, when combined with other includable compensation, is well below the $1 million limit. The Compensation Committee has taken and intends to continue to take whatever actions are necessary to minimize the Corporation’s non-deductible compensation expense, while maintaining, to the extent possible, the flexibility which the Compensation Committee believes to be an important element of the Corporation’s executive compensation program.
This report has been approved by all members of the Compensation Committee.

Respectfully submitted,

Edwin J. Kilpela, Chairman
Richard A. Bendis
Edgar Berkey
AUDIT COMMITTEE MATTERS
The following Report of the Audit Committee does not constitute “solicitation material” and shall not be deemed to be filed or incorporated by reference into any other company filing with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the report by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
PDG ENVIRONMENTAL, INC.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee has provided the following Audit Committee Report to the Board of Directors:
The Audit Committee is composed of three members each of whom is “independent” as defined by Rule 10A-3 under the Exchange Act and AMEX listing standards. The Audit Committee operates under a written Audit

Committee Charter (the “Charter”) first adopted by the Board of Directors in 2000 and subsequently amended. A copy of the Charter is attached as Annex A to this Proxy Statement.
Management has the primary responsibility for the financial statements and the reporting process including the systems of internal control. The independent auditors are responsible for performing an independent audit of the Corporation’s financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee is charged with the duty to monitor and oversee these processes.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and clarity of disclosures in the financial statements.
The Audit Committee met with both management and the Corporation’s independent auditors to review and discuss the Corporation’s 2006 year end financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee review included discussions with the independent auditors regarding matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees).
The Audit Committee also received written disclosure from the independent auditors as required by the Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors matters relating to the independent auditor’s independence from management. The independent auditors informed the Audit Committee that it was independent with respect to the Corporation within the regulations promulgated by the Securities and Exchange Commission and the requirements of the Independence Standards Board. The Audit Committee also considered the compatibility of non-audit services with the auditors’ independence and concluded that the provisions of such services had not and has not impaired the independent auditor’s independence.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 31, 2006 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Richard A. Bendis, Chairman
Edgar Berkey
Edwin J. Kilpela
Malin Bergquist & Company, LLP served as independent auditors for the Corporation for the fiscal year ended January 31, 2006.
Determination of Independence
The Corporation’s audit committee and the board of directors has determined that the fees received by Malin Bergquist & Company LLP for non-audit related professional services are compatible with maintaining Malin Bergquist & Company LLP independence.

PERFORMANCE GRAPH
PERFORMANCE GRAPH

	PDG			PEER + PDG
	ENVIRONMENTAL,	NASDAQ Composite -		ENVIRONMENTAL,
	INC.	Total Returns	PEER Only	INC.

2001	100	100	100	100
2002	141.33	69.99	85.54	85.55
2003	50.67	48	91.94	91.93
2004	184	75.46	67.28	67.84
2005	424	75.73	60.3	60.33
2006	488.05	85.37	73.21	73.25
The following stockholder performance graph does not constitute “solicitation material” or and shall not be deemed to be filed or incorporated by reference into any other company filing with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the performance graph by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
The graph on the next page compares the cumulative total return on our Common Stock from January 31, 2001 through January 31, 2006 to the NASDAQ market index and the pollution control equipment and services group. Each of the total cumulative total returns presented assumes a $100 investment on January 31, 2001 and reinvestment of dividends.
The pollution control equipment and services group is comprised of the following securities: Abatix, Corporation; Airtech International Group; Aqua Care Systems, Inc.; Arcadis NV.; Appliance Recycling Centers of America, Inc.; Aleris International, Inc. ATG, Inc.; Allied Waste Industries, Inc.; Avalon Holdings Corporation; Bennett Environmental, Inc.; Biofarm, Inc.; Calgon Carbon Corporation; Ceco Environmental, Inc.; Catalytica Energy, Inc.; Clean Harbors, Inc.; Commodore Environmental Services, Inc.; Crown-Andersen, Inc.; Cuno, Inc.; Casella Waste Systems, Inc; Commodore Applied Technology, Inc.; Donaldson Company, Inc.; Duratek, Inc.; Environmental Elements, Corp.; Environmental Energy Services, Inc.; Environmental Safeguards, Inc.; Entrx Corporation,; Flanders Corporation; Fuel Tech NV; GreenMan Technology, Inc.; Headwaters Inc.; Hi-Rise Recycling Systems, Inc.; Home Solutions of America, Inc.; Industrial Services of America, Inc.; Infinity, Inc.; Kimmins Corporation; Kronos Advances Technology, Inc.; Landauer, Inc.; Molten Metal, Inc.; MPM Technologies, Inc.; Metal Management, Inc.; Med/ Waste, Inc.; North American Technology Group, Inc.; N-Viro International Corporation; PDG Environmental, Inc.; Perma-Fix Environmental Services; Pall Corporation; Peerless Manufacturing, Inc.; Purus, Inc.; Recycling Industries, Inc.; Republic Services, Inc.; Scope Industries; Stericycle, Inc.; Synergy Renewable Resources, Inc.; Synagro Technologies, Inc.; TRC Companies, Inc.; Turbosonic Technology, Inc.; Tetra Technology, Inc.; USA Biomass Corporation; US Plastics Lumber, Inc.; Versar, Inc.; Waste Connections, Inc.; Waste Industries USA, Inc.; Waste Management Inc.; Waste Technology Corporation; Windswept Environmental, Inc.; and Xerion EcoSolutions Group, Inc.
Stockholders are cautioned against drawing any conclusions from this data, as past results are not necessarily indicative of future performance.

PROPOSAL TWO:
PROPOSAL TO AMEND THE PDG ENVIRONMENTAL, INC.
INCENTIVE STOCK OPTION PLAN
On April 4, 2005, the Board of Directors voted to amend the PDG Environmental, Inc. Incentive Stock Option Plan (the “Employee Stock Plan”), subject to approval by the stockholders, to increase the total number of shares of Common Stock which may be granted thereunder from 4,000,000 shares to 5,000,000 shares.
Background
The Board of Directors adopted the Employee Stock Plan for the benefit of the Corporation’s employees based upon the belief that it promotes the best interests of the Corporation and its stockholders by encouraging stock ownership in the Corporation by employees, thus stimulating their efforts on behalf of the Corporation, strengthening their desire to remain with the Corporation, and to provide a compensation increase to employees while at the same time conserving the Corporation’s cash. The Employee Stock Plan, as currently in effect, was adopted by the Corporation in December, 1990 and amended in 2000 to extend the life of the Employee Stock Plan until December 14, 2010.
The Plan
The following is a summary of the principal features of the Employee Stock Plan.
Term: The Employee Stock Plan shall remain in effect until December 14, 2010 unless sooner terminated by the Board of Directors of the Corporation.
Shares Subject to the Employee Stock Plan: The total number of shares of Common Stock of the Corporation which may be granted under the Employee Stock Plan is 5,000,000 shares (which includes the 1,000,000-share increase for which authorization from stockholders is sought), subject to adjustments provided for in the Employee Stock Plan in order to prevent dilution or enlargement of rights under the Employee Stock Plan. If an option expires or is terminated for any reason, the unpurchased or forfeited shares shall be eligible for future awards.
Eligibility: Every employee of the Corporation is eligible to participate in the Employee Stock Plan.
Option Price: The option price shall be fixed by the Board of Directors but shall in no event be less than 100% of the fair market value of the Corporation’s Common Stock on the date of grant. On June 9, 2006, the closing price for the Corporation’s Common Stock was $1.82.
Terms and Conditions of Options: No option granted under the Employee Stock Plan will be transferable other than by will or by the laws of descent and distribution and each option will be exercisable during the lifetime of the optionee only by the optionee. Options granted will expire no later than ten years from the date of grant. In the event of death or permanent disability, an outstanding option can be exercised for one year thereafter. The optionee shall forfeit all rights under the option (except as to any shares already purchased) if the optionee terminates employment with the Company.

Tax Consequences:
An optionee to whom an incentive stock option is granted will not recognize any taxable income upon the grant of the option. Neither will the optionee recognize any taxable income upon the exercise of such option, but the amount by which the fair market value of the shares on the date of exercise exceeds the option price paid will be a tax preference item for the purposes of the alternative minimum tax. The shares received pursuant to the exercise of the option will have a tax basis equal to the option price paid. The Corporation will not be entitled to a deduction in respect to the granting or exercise of such option.
The prescribed holding period for stock received pursuant to such an option is the greater of two years from the date the option is granted and one year from the date the shares are transferred to the optionee. If the optionee does not dispose of the stock before the expiration of this holding period, they shall realize a long-term capital gain or loss upon a later disposition of the stock. The amount of this gain or loss shall be equal to the difference between the amount he or she realizes on the disposition and the option price paid.

When shares purchased under the incentive stock option plan are disposed of prior to the expiration of the prescribed holding period, a disqualifying disposition will occur. In such a case, the optionee will recognize the ordinary income at the time of the disposition in an amount equal to the excess of the fair market value of the stock on the date of the exercise over the option price paid for those shares. This ordinary income will be limited to the amount by which (a) the amount realized or (b) the fair market value at the date of the exercise, whichever is less, exceeds the option price paid for the shares. If the difference between the amount realized on the disposition and the option price paid exceeds the difference between the fair market value of the stock on the date of exercise and the option price paid, the excess amount will be taxed as a long-term capital gain. If the amount realized on the disqualifying disposition is less than the option price paid, the difference will be either a long-term or short-term capital loss. The Corporation will be entitled to a deduction, in the same year and in the same amount, as the ordinary income the optionee resulting from the disqualifying disposition.
Vote Required
The amendment to the PDG Environmental, Inc. Employee Stock Plan requires the affirmative vote of the holders of shares representing a majority of the votes present at the Annual Meeting in person or by proxy and entitled to vote. Unless otherwise instructed, the proxies will vote “FOR” this proposal two.
Recommendation of the Corporation’s Board of Directors
The Board of Directors recommends that the stockholders vote “FOR” the amendment of the PDG Environmental, Inc. Incentive Stock Option Plan
PROPOSAL THREE:
PROPOSAL TO RATIFY THE SELECTION OF
THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors of the Corporation has selected Malin, Bergquist & Company, LLP to serve as the Corporation’s independent registered public accounting firm for the fiscal year ending January 31, 2007. Malin, Bergquist & Company, LLP served as the Corporation’s independent registered public accounting firm for the fiscal year ended January 31, 2006. A representative from Malin, Bergquist & Company, LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions. The stockholders are asked to ratify the appointment of Malin, Bergquist & Company, LLP as the independent public accounting firm for the Corporation for the year ending January 31, 2007. If the stockholders fail to ratify the appointment, the Audit Committee and the Board of Directors of the Corporation will reconsider whether or not to retain Malin, Bergquist & Company, LLP. Even if the appointment is ratified, the Corporation’s Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Corporation and the stockholders.

Fees Billed by Malin Bergquist & Company LLP during Fiscal Year 2006 and Parente Randolph LLC during Fiscal Year 2005
During the fiscal year ended January 31, 2006, Malin Bergquist & Company, LLP acted as our independent auditors and aggregate fees billed various audit, audit-related and non-audit services and during the fiscal year ended January 31, 2005, Parente Randolph LLC acted as our independent auditors and aggregate fees billed various audit, audit-related and non-audit services were as follows:

	2006	2005

Audit Fees(1)	$70,290	$84,708
Audit-Related Fees(2)	50,086	—
Tax Fees(3)	14,360	20,000
All Other Fees(4)	—	—

	$134,736	$104,708

(1)	Audit fees were for professional services rendered for the audits of our financial statements, quarterly review of the financial statements included in our Quarterly Reports on Form 10-Q, or services that are normally provided by Malin Bergquist & Company LLP and Parente Randolph LLC in connection with the statutory and regulatory filings or engagements for the fiscal years ended January 31, 2006 and 2005, respectively.

(2)	Fees paid in connection with audit-related matters, primarily the audit of Flagship Services Group, Inc.’s December 31, 2005 and 2004 financial statements for inclusion in a Form 8-K filing.

(3)	Tax fees include tax return preparation, tax compliance, tax planning and tax advice.

(4)	Malin Bergquist & Company LLP and Parente Randolph LLC did not bill us any additional fees that are not disclosed under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”
Our Audit Committee pre-approves the provision of all audit and non-audit services (including tax services) by the independent auditors and also approves all audit and non-audit engagement fees and terms with the independent auditors. During fiscal years ended January 31, 2006 and 2005, all of the services related to the audit and other fees described above were pre-approved by our Audit Committee and none were provided pursuant to any waiver of the pre-approval requirement.
Representatives of Malin, Bergquist & Company, LLP will be present at the Annual Meeting, and will be available to answer any appropriate questions and have the opportunity to make a statement if they so desire to do so.
Vote Required
The majority of the issued and outstanding shares of the Corporation’s Common Stock is required to ratify the selection of Malin, Bergquist & Company, LLP as the Corporation’s independent auditor for the fiscal year ending January 31, 2007. Unless otherwise instructed, the proxies will vote “FOR” this proposal five.
Recommendation of the Corporation’s Board of Directors
The Corporation’s Board of Directors has approved this proposal and recommends that the stockholders vote “FOR” the ratification of the selection of Malin, Bergquist & Company, LLP as the Corporation’s independent auditor for the fiscal year ending January 31, 2007.
OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to other matters is granted by the execution of the enclosed proxy, unless you specifically withhold that power.
A copy of the Corporation’s Annual Report for the fiscal year ended January 31, 2006 is being mailed with this proxy. The Annual Report is not considered proxy solicitation material.
Any person who was a beneficial owner of our shares on the Record Date for the Annual Meeting may obtain a copy of the Corporation’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006, filed with the SEC without charge (except for exhibits to such Annual Report, which will be furnished upon payment of the Corporation’s reasonable expenses in furnishing such exhibits). The request for such materials should identify the person making the request as a stockholder of the Corporation as of the Record Date and should be directed to Corporate Secretary, PDG Environmental, Inc., Westinghouse Science & Technology Center, 1386 Beulah Road, Building 801, Pittsburgh, Pennsylvania 15235. In addition, the Corporation’s Annual Report on Form 10-K, and other reports the Corporation files with the Securities and Exchange Commission, are available on or through the Corporation’s internet address, www.pdge.com.
FINANCIAL INFORMATION
The following information comprises a part of the Annual Report of the Corporation for the fiscal year ended January 31, 2006:

ITEM 5.	Market for Registrant’s Common Equity and Related Stockholder Matters
Our common stock has traded on the OTC Bulletin Board since September 1996. Prior to that, it was listed for trading on NASDAQ Small Cap (Symbol: PDGE) and the information presented for the following periods reflects the high and low bid information as reported by the OTC Bulletin Board. The prices below may not represent actual transactions. These quotations reflect inter-dealer prices, without retail markup, markdown or commissions.

	Market Price Range

	Fiscal 2006		Fiscal 2005

	High	Low	High	Low

First Quarter	$1.76	$1.36	$1.21	$0.70
Second Quarter	1.41	0.94	1.25	0.64
Third Quarter	2.69	0.92	0.93	0.51
Fourth Quarter	2.21	1.73	1.59	0.75
At March 15, 2006, we had 2,009 stockholders of record.
We have not historically declared or paid dividends with respect to our common stock and have no intention to pay dividends in the foreseeable future. Our ability to pay dividends is prohibited due to limitations imposed by our banking agreement, which requires the prior consent of the bank before dividends are declared. Additionally, the private placement of our preferred stock in July 2005 contained restrictions on the payment of dividends on our common stock until the majority of the preferred stock has been converted into our common stock or redeemed.

ITEM 6.	Selected Financial Data
The following consolidated selected financial data should be read in conjunction with the consolidated financial statements and related notes, and “Management Discussion and Analysis of Financial Condition and Results of Operations’ included elsewhere in this annual report on Form 10-K. The consolidated statement of operations data for the fiscal years ended January 31, 2006 and the consolidated balance sheet data as of January 31, 2006 have been derived from the consolidated financial statements that have been audited by Malin Bergquist & Company LLP, independent auditors, included elsewhere in this annual report on Form 10-K. The consolidated statement of operations data for the fiscal years ended January 31, 2005 and 2004 and the consolidated balance sheet data as of January 31, 2005 have been derived from the consolidated financial statements that have been audited by Parente Randolph LLC, independent auditors, included elsewhere in this annual report on Form 10-K. The consolidated statement of operations data for the years ended January 31, 2003 and 2002 and the consolidated balance sheet data as of January 31, 2004, 2003 and 2002 have been derived from audited consolidated financial statements not included in this annual report on Form 10-K. The historical results presented below are not necessarily indicative of future results.

	For the Years Ended January 31,

	2006	2005	2004	2003	2002

	(Thousands Except Per Share Data)
OPERATING DATA
Contract revenues	$78,751	$60,362	$35,962	$40,621	$42,587
Gross margin	11,709	9,762	6,628	5,567	4,258
Income (loss) from continuing operations	2,438	2,960	1,016	486	(1,191)
Other income (expense)	(1,532)	(391)	(310)	(192)	(380)
Net income (loss)	896	2,186	644	278	(1,601)
COMMON SHARE DATA
Net income (loss) per common share:
Basic	0.06	0.20	0.07	0.03	(0.17)
Diluted	0.06	0.19	0.07	0.03	(0.17)
Weighted average common shares outstanding	14,409	10,911	9,373	9,372	9,211
BALANCE SHEET DATA
Working capital	$18,087	$11,086	$8,233	$7,062	$6,491
Total assets	42,862	23,942	17,154	15,535	19,788
Long-term debt	9,059	5,013	5,306	4,922	5,582
Cumulative Convertible Preferred Stock	2,803	—	—	—	—
Total stockholders’ equity	17,479	9,128	4,909	4,244	3,944
The year ended January 31, 2003 included a $0.3 million of gain from the sale of the St. Louis operation and other fixed assets and a $0.15 million provision for impairment in value of goodwill.

ITEM 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with, and is qualified in its entirety by, our audited financial statements and notes thereto, and other financial information included elsewhere in this Annual Report on Form 10-K.
Certain statements contained in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this report are forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “expect”, “anticipate”, “intend”, “plan”, “believe”, “estimate”, “potential”, or “continue”, the negative of these terms or other comparable terminology. These statements involve a number of risks and uncertainties. Actual events or results may differ materially from any forward-looking statement as a result of various factors, including those described above under “Risk Factors”.
Overview
Through our operating subsidiaries, we provide environmental and specialty contracting services including asbestos and lead abatement, insulation, microbial remediation, disaster response, loss mitigation and reconstruction, demolition and related services.
The following paragraphs are intended to highlight key operating trends and developments in our operations and to identify other factors affecting our consolidated results of operations for the three years ended January 31, 2006.

Contract revenues are recognized on the percentage of completion method measured by the relationship of total costs incurred to total estimated contract costs (cost-to-cost method). The majority of the Company’s contracts are fixed price contracts, therefore, any change in estimated costs to complete a contract will have a direct impact upon the revenues and related gross margin recognized on that particular contract.
Contract costs represent the cost of our laborers working on our contracts and related benefit costs, materials expended during the course of the contract, periodic billings from subcontractors that worked on our contracts, costs incurred for project supervision by our personnel and depreciation of machinery and equipment utilized on our contracts.
Selling, general and administrative expenses consist of the personnel at our executive offices and the costs related to operating that office and the Company as a whole including marketing, legal, accounting and other corporate expenses, the costs of management and administration at our seventeen branch offices, office rental, depreciation and amortization of corporate and non-operational assets and other costs related to the operation of our branch offices.
Interest expense consists primarily of interest charges on our line of credit but also includes the interest expense of term debt with our lending institution.
Interest expense for preferred dividends and accretion of discount consists of the 8% dividend on the Series C Preferred Stock sold in July 2005 as part of the private placement of our securities and accretion of the related discount.
Other income (expense) components are as described in our statement of operations.
The income tax provision is the amount accrued and payable to the federal government and the various state taxing authorities. Until fiscal 2005 no amounts have been due to the federal government as we had a net operating loss carryforward, which had been sufficient to offset taxable income in recent years.
Critical Accounting Policies
The preparation of financial statements require the use of judgments and estimates. Our critical accounting policies are described below to provide a better understanding of how we develop our judgment about future events and related estimations and how they impact our financial statements. A critical accounting estimate is one that requires our most difficult, subjective or complex estimates and assessments and is fundamental to our results of operation. We identified our most critical accounting estimates to be:

•	Revenue Recognition

•	Billing Realization/ Contract Receivable Collectability

•	Claims Recognition

•	Recoverability of Goodwill and Intangible Assets

•	Recoverability of Deferred Tax Assets

•	Mandatorily Redeemable Convertible Preferred Stock

•	Income Taxes
We based our estimates on historical experience and on various other assumptions we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We believe the following are the critical accounting policies used in the preparation of our consolidated financial statements, as well as the significant estimates and judgments affecting the application of these policies. This discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included in this report. We have discussed the development and selection of these critical accounting policies and estimates with the Audit Committee of our Board of Directors, and the Audit Committee has reviewed the disclosures presented below.

Revenue Recognition
Revenue is recognized using the percentage-of-completion method. A significant portion of our work is performed on a fixed price basis. The balance of our work is performed on variations of cost reimbursable and unit price approaches. Contract revenue is accrued based upon the percentage that actual costs to date bear to total estimated costs. We utilize the cost-to-cost method as we believe this method is less subjective than relying on assessments of physical progress. We follow the guidance of the Statement of Position 81-1, “Accounting for Performance of Construction Type and Certain Production Type Contracts,” for accounting policy relating to our use of the percentage-of-completion method, estimating costs, revenue recognition and unapproved change order/claim recognition. The use of estimated costs to complete each contract, the most widely recognized method used for percentage-of-completion accounting, is a significant variable in the process of determining income earned and is a significant factor in the accounting for contracts. The cumulative impact of revisions to total cost estimates during the progress of work is reflected in the period in which these changes become known. Due to the various estimates inherent in our contract accounting, actual results could differ from these estimates.
Contract revenue reflects the original contract price adjusted for approved change orders and estimated minimum recoveries of unapproved change orders and claims. We recognize unapproved change orders and claims to the extent that related costs have been incurred when it is probable that they will result in additional contract revenue and their value can be reliably estimated. Losses expected to be incurred on contracts in progress are charged to earnings in the period such losses are known.
Billing Realization/ Contracts Receivable Collectability
We perform services for a wide variety of customers including governmental entities, institutions, property owners, general contractors and specialty contractors. Our ability to render billings on in-process jobs is governed by the requirements of the contract and, in many cases, is tied to progress towards completion or the aforementioned specified mileposts. Realization of contract billings is in some cases guaranteed by a payment bond provided by the surety of our customer. In all other cases we are an unsecured creditor of its customers, except that we may perfect its rights to payment by filing a mechanics lien, subject to the requirements of the particular jurisdiction. Payments may be delayed or disputed by a customer due to contract performance issues and/ or disputes with the customer. Ultimately, we have recourse to the judicial system to secure payment. All of the aforementioned matters may result in significant delays in the receipt of payment from the customer. As discussed in the previous section, “revenue recognition”, there can be no assurances that future events will not result in significant changes to the financial statements to reflect changing events.
We extend credit to customers and other parties in the normal course of business after a review of the potential customer’s creditworthiness. Additionally, management reviews the commercial terms of significant contracts before entering into a contractual arrangement. We regularly review outstanding receivables and provide for estimated losses through an allowance for doubtful accounts. In evaluating the level of established reserves, management makes an evaluation of required payments, economic events and other factors. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required.
Claims Recognition
Claims are amounts in excess of the agreed contract price (or amounts not included in the original contract price) that we seek to collect from customers or others for delays, errors in specifications and designs, contract terminations, change orders in dispute or unapproved as to both scope and price or other causes of anticipated additional costs incurred by us. Recognition of amounts as additional contract revenue related to claims is appropriate only if it is probable that the claims will result in additional contract revenue and if the amount can be reliably estimated. We must determine if:

•	there is a legal basis for the claim;

•	the additional costs were caused by circumstances that were unforeseen by us and are not the result of deficiencies in our performance;

•	the costs are identifiable or determinable and are reasonable in view of the work performed; and

•	the evidence supporting the claim is objective and verifiable.
If all of these requirements are met, revenue from a claim is recorded only to the extent that we have incurred costs relating to the claim.
Recoverability of Goodwill and Intangible Assets
Effective February 1, 2002, we adopted SFAS No. 142 “Goodwill and Other Intangible Assets,” which states that goodwill and indefinite-lived intangible assets are no longer to be amortized but are to be reviewed annually for impairment. The goodwill impairment analysis required under SFAS No. 142 requires us to allocate goodwill to our reporting units, compare the fair value of each reporting unit with our carrying amount, including goodwill, and then, if necessary, record a goodwill impairment charge in an amount equal to the excess, if any, of the carrying amount of a reporting unit’s goodwill over the implied fair value of that goodwill. The primary method we employ to estimate these fair values is the discounted cash flow method. This methodology is based, to a large extent, on assumptions about future events, which may or may not occur as anticipated, and such deviations could have a significant impact on the estimated values calculated. These assumptions include, but are not limited to, estimates of future growth rates, discount rates and terminal values of reporting units. See further discussion in Notes 16 and 17 to our Consolidated Financial Statements.
At January 31, 2006 goodwill and intangible assets on our balance sheet totaled $2,316,000 and $6,162,000, respectively. The goodwill and intangible assets are primarily attributable to the acquisition of the former Tri-State Restorations, Inc. (“Tri-State”) operation in June 2001 that now operates as our Los Angeles office and the acquisition of the former Flagship Services Group, Inc. (“Flagship”) operation in August 2005 that now operates as our Dallas office. The remaining goodwill and intangible assets relates to four smaller acquisitions and deferred costs relating to our bank financing. The payment of the initial purchase price for the Tri-State and Flagship acquisitions initially generated a moderate amount of goodwill but the majority was created by the subsequent payment of contingent purchase price under the asset purchase agreement which provided for a four year and eighteen-month, respectively, earn-out for the former owners based upon the net profits of the Los Angeles and Dallas offices, respectively.
We have concluded that the recorded value of goodwill and intangible assets has not been impaired as a result of an evaluation as of January 31, 2006.
Recoverability of Deferred Tax Assets
At January 31, 2006 our deferred tax assets totaled $589,000. As we have been profitable for the last four fiscal years and in fiscal 2005 we exhausted our net operating loss carryforwards, we now believe that we will be profitable in the future at levels which cause us to conclude that it is more likely than not that we will realize all of the deferred tax assets. Therefore, we recorded at January 31, 2006 the estimated net realizable value of the deferred tax assets at that time at our combined federal and state rates.
Mandatorily Redeemable Convertible Preferred Stock
We consulted FAS 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, FAS 133 “Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” in accounting for the transaction. The preferred stock has been recorded as a liability after consulting FAS 150. Although the preferred includes conversion provisions, they were deemed to be non-substantive at the issuance date. Subsequent to the issuance, our stock price rose in part to Hurricane Katrina and the acquisition of the former Flagship operations, and a number of preferred shares were converted to common. Per FAS 150, there is to be no reassessment of the non-substantive feature.
After valuing the warrants for the purchase of our common stock issued with the convertible Preferred Shares, the beneficial conversion contained in the Preferred Shares and the costs associated with the Preferred Stock portion of the financing, the remainder was allocated to the convertible preferred stock. The difference between this initial value and the face value of the Preferred Stock will be accreted back to the Preferred Stock as preferred dividends utilizing an effective method. The accretion period is the shorter of the four-year term of the preferred or until the conversion of the preferred stock. In accordance with FAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” the accretion of the discount on the preferred stock is classified as interest expense in the Statement of Consolidated Operations.
A cumulative premium (dividend) accrues and is payable with respect to each of the Preferred Shares equal to 8% of the stated value per annum. The premium is payable upon the earlier of: (a) the time of conversion in such number of shares of Common Stock determined by dividing the accrued premium by the Conversion Price or (b) the time of redemption in cash by wire transfer of immediately available funds. In accordance with FAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” the preferred stock dividend is classified as interest expense in the Statement of Consolidated Operations.
Both the preferred and Common Stock portions of the July 2005 private placement included registration rights agreements that imposed liquidating damages in the form of a monetary remuneration should the holders be subject to blackout days (i.e. days when the holders of our Common Stock may not trade the stock) in excess of the number permitted in the registration rights agreements. On November 21, 2005 our Registration Statement on Form S-2 was declared effective by the Securities & Exchange Commission. Other than the aforementioned monetary penalty, there are no provisions requiring cash payments or settlements if registered shares cannot be provided upon conversion/exercise or the shareholders cannot sell their shares due to a blackout event. After assessing the provisions of the registration rights agreements and the related authoritive guidance a $20,000 warrant derivative liability was provided. No gain or loss on the derivative was recorded in the year ended January 31, 2006 and the liability was recorded in accrued liabilities.
Income Taxes
We provides for income taxes under the liability method as required by SFAS No. 109 “Accounting for Income Taxes”.
Deferred income taxes result from timing differences arising between financial and income tax reporting due to the deductibility of certain expenses in different periods for financial reporting and income tax purposes.
We file a consolidated Federal Income tax return. Accordingly, federal income taxes are provided on the taxable income, if any, of the consolidated group. State income taxes are provided on a separate company basis.
Accounting Policy Changes
In December 2004, the FASB issued SFAS No. 123R “Share-Based Payment” (“SFAS 123R”), a revision to SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”), and superseding APB Opinion No. 25 “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, including obtaining employee services in share-based payment transactions. SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. Adoption of the provisions of SFAS 123R is effective as of the beginning of the first annual reporting period that begins after June 15, 2005. Should we issue employee stock options after January 31, 2006, a charge against earnings would be required as provided by SFAS 123R. The magnitude of the charge would depend upon the number of employee stock options issues, the exercise price of the stock options and the volatility of the share price of our common stock on the date the employee stock options are issued. At January 31, 2006 we had 689,450 options outstanding subject to time vesting. The aforementioned options will result in an approximately $155,000 expense charge in fiscal 2007.
Results of Operations
Year Ended January 31, 2006 Compared to Year Ended January 31, 2005
During the year ended January 31, 2006, (“Fiscal 2006”), our contract revenues increased by 30.5% to $78.8 million compared to $60.4 million in the year ended January 31, 2005 (“Fiscal 2005”). The increase was partly due to the acquisition of the former Flagship operation, which was included subsequent to its acquisition in late August 2005.

Additionally, there was an increase in contract activity at our Charlotte, New York, Los Angeles, Tampa and Ft. Lauderdale offices as compared to the prior fiscal period. The increase was attributable to an increase in volume of work placed under contract and performed by these offices. Both fiscal periods had a significant amount of disaster response revenues.
Our gross margin increased to $11.7 million in fiscal 2006 compared to $9.8 million in the fiscal 2005. Gross margin as a percentage of revenue decreased to 14.9% for the current year from 16.2% for the prior year. The increase in gross margin of $1.95 million is due to a higher volume of work performed at a lower gross margin percentage. The current fiscal year had four significant projects totaling $13.5 million in revenue with a total negative gross margin of $0.5 million. These asbestos abatement projects in our New York, Pittsburgh, Los Angeles and Seattle offices encountered unexpected conditions and cost overruns and resulted in the overall lower margin percentage experienced in the current fiscal year.
Selling, general and administrative expenses increased to $9.3 million in the current fiscal year as compared to $6.9 million in the prior fiscal year. This increase was due to personnel and salary increases in the current fiscal year as compared to the prior fiscal year, an overall increase in various operating expenses, the inclusion of the former Flagship operations subsequent to its acquisition in August 2005 and the inclusion of the former Lange operations subsequent to its acquisition in November 2005 and the opening of new offices in New Orleans, LA, Bakersfield, CA and Las Vegas, NV. As a percentage of contract revenues, selling, general and administrative expense increased by 0.3% to 11.8% for the current fiscal period from 11.5% for the prior year fiscal period.
Our reported income from operations of $2.44 million for the year ended January 31, 2006 compared to income from operations of $2.96 million for year ended January 31, 2005, decreasing by $0.5 million or 18%, as a direct result of the factors discussed above.
Interest expense increased to $0.49 million in the current year as compared to $0.39 million in the prior year as a result of continual increases in the prime rate of interest, to which a majority of our borrowings are tied and increases in the balance outstanding on the line of credit to fund a higher level of operations.
Interest expense for preferred dividends and accretion of the discount relates to the private placement in July 2005 of $5.5 million of redeemable convertible preferred stock and the subsequent issuance of $1.375 million of redeemable convertible preferred stock from the exercise of the over-allotment option. As the preferred shares are mandatorily redeemable, the actual dividend of $277,000 and the accretion of the discount associated with the preferred stock of $842,000 are required to be reflected as interest expense. The accretion of the discount included a $501,000 charge due to the conversion of 860 shares of preferred stock into 860,000 shares of our common stock. The remaining unamortized discount is required to be expensed at the time of conversion.
Our other income for the year ended January 31, 2006 included a $0.05 million gain from our sale of our 50% interest in the IAQ venture, which had been accounted for under the equity method of accounting.
During the year ended January 31, 2006, we made a net income tax provision of $0.01 million consisting of a $0.44 million provision for current federal income taxes, a $0.16 million for current state income taxes, a $0.48 million benefit for deferred federal income taxes and a $0.11 million benefit for deferred federal income taxes. The provision for current federal income taxes reflects the effect of a $0.43 million benefit for the federal Research and Development tax credit which was recently quantified for the income tax returns filed for the years ended January 31, 2002 through January 31, 2006 resulting in the amendment of the aforementioned returns. While we did not pay any federal income taxes for fiscal 2002, 2003 and 2004, the effect of the credit was carried forward to the fiscal 2006 return, resulting in the utilization of a portion of the credit in the current year. The remainder of approximately $0.2 million will be carried forward to fiscal 2007.
Additionally, we recognized a $0.43 million deferred federal benefit from the reversal of the valuation allowance against our net deferred tax assets, as we no longer feel that a significant uncertainty exists as to the future realization of those net deferred income tax assets. While we had been profitable since the fiscal year ending January 31, 2003, our federal net operating loss carryforward was only fully utilized in the quarter ended January 31, 2005. As our operations are subject to a high degree of volatility due to the nature of our business, we only concluded that the uncertainty had been resolved in the most recent fiscal quarter.

Year Ended January 31, 2005 Compared to Year Ended January 31, 2004
During the year ended January 31, 2005, (fiscal 2005) our consolidated revenues increased 68% to $60.4 million as compared to $36.0 million for the previous fiscal year ended January 31, 2004 (fiscal 2004). The increase was due to an significant increase in contract activity at our Los Angeles, Pittsburgh, Tampa and Ft. Lauderdale offices and in part to increased revenue from mold remediation. The increase at the Tampa and Ft. Lauderdale offices and in part at the Pittsburgh office was partially due to the increased demand for services as a result of the four hurricanes, which hit the southeastern United States in August and September of 2004.
Our reported gross margin increased to $9.8 million in fiscal 2005 compared to $6.6 million in fiscal 2004. The increase in gross margin is due to a higher volume of work offset in part by negative contract adjustments of $1.4 million, primarily on contracts commencing and completed in fiscal 2005, due to cost overruns and unexpected conditions. The majority of the adjustments were at our New York, Pittsburgh, Seattle and Los Angeles offices.
Selling, general and administrative expenses increased in fiscal 2005 to $6.9 million compared to $5.6 million in fiscal 2004. This increase was due in part to the significantly higher level of operating activity, including employee bonuses as many of our operating locations met their earnings targets, the addition of the Kleen-All and PT&L operations acquired in the first quarter of fiscal 2005 and additional headcount.
The 2005 fiscal year’s income from operations included a $0.11 million gain from the sale of fixed assets as the Company sold equipment that was currently not being utilized.
As a result of the factors discussed above, we reported income from operations in fiscal 2005 of $2.96 million compared to an income from operations of $1.0 million in fiscal 2004.
Interest expense increased to $0.39 million in fiscal 2005 compared to $0.35 million in fiscal 2004 due to an increase in the prime rate of interest, to which a majority of our borrowings are tied, and increased borrowings throughout the current year on the line of credit to finance the significantly higher level of operations.
Other income in fiscal 2005 totaled approximately $17,000 versus $49,000 in fiscal 2004.
During fiscal 2005 the remaining federal net operating loss carryforwards were fully utilized, therefore, a federal tax provision of $178,000 was provided for that income that could not be offset by the net operating loss carryforward. In fiscal 2004 as a result of utilizing net operating loss carryforwards for book purposes, no federal income taxes were provided. State income tax provisions of $205,000 and $62,000 were made in fiscal 2005 and 2004, respectively.
Liquidity and Capital Resources
Fiscal 2006
During fiscal 2006, we experienced an decrease in cash and cash equivalents of $0.1 million as cash and cash equivalents decreased from $0.33 million at January 31, 2005 to $0.23 million at January 31, 2006. The decrease in cash and cash equivalents in fiscal 2006 was attributable to cash outflows of $4.1 million from operating activities and $7.1 million from investing activities, which were partially offset by cash provided by financing activities of $11.1 million.
Cash utilized by operating activities totaled $4.1 million during fiscal 2006. Cash outflows included, a $9.8 million increase in accounts receivable caused by the significant increase in billings, a $0.23 million increase in costs and estimated earnings in excess of billings on uncompleted contracts, a $0.07 million increase in inventories, a $0.56 million increase in prepaid income taxes, a $0.21 million decrease in costs and estimated earnings in excess of billings on uncompleted contracts, a $0.31 million decrease in current income tax liabilities and a $0.59 million net benefit for deferred income tax which is non-cash in nature. These cash outflows were partially offset by cash inflows including $0.9 million of net income in the current fiscal period, $0.8 million of preferred stock accretion of the discount on the preferred stock which is non-cash in nature, a $0.25 provision for uncollectible accounts, a $0.95 million decrease in other current assets, a $2.4 million increase in accounts payable, a $1.3 million increase in accrued liabilities related to the timing of payments and $1.09 million of depreciation and amortization.
Investing activities cash outflows included $5.6 million for the acquisition of the Flagship operation in August 2005 and the Lange operation in November 2005, $1.4 million for the purchase of property, plant and equipment, a

$0.09 million increase in other assets and a $0.02 million of capital contributions in the IAQ joint venture prior to the sale of its interest by us. These cash outflows were partially offset by $0.06 million of proceeds from the sale of our equity investment in the IAQ joint venture.
Financing activities cash inflows consisted of $7.5 million from the private placement of our common and convertible preferred stock in July 2005 and the subsequent exercise of the over-allotment option provided to preferred stockholders (which was net of $0.84 million of costs associated with the initial private placement and the subsequent exercise of the over-allotment option), $0.3 million of preferred stock dividends which are non-cash in nature as the dividends on the preferred stock accumulated until conversion or maturity, $3.7 million net borrowing on the line of credit, $0.4 million of proceeds from a equipment line provided by our bank, $0.34 million from the exercise of employee stock options and $0.84 million from the exercise of warrants issued as part of the July 2005 private placement. These cash inflows were partially offset by $1.6 million for the repayment of debt and insurance premium financing and $0.6 million of earnout payments related to the acquisition of businesses acquired in prior years.
Fiscal 2005
During fiscal 2005, we experienced an increase in cash and cash equivalents of $0.3 million as cash and cash equivalents increased from $0.04 million at January 31, 2004 to $0.33 million at January 31, 2005. The increase in cash and cash equivalents in fiscal 2005 was attributable to cash inflows of $0.96 million from operating activities and of $0.3 million from financing activities partially offset by cash utilized by investing activities of $0.95 million.
Cash inflows from operating activities were generated by net income of $2.2 million, depreciation and amortization of $0.7 million, a $0.2 provision for uncollectible accounts, a $0.9 million increase in other current assets a $0.37 million increase in accounts payable, a $0.77 million increase in billings in excess of costs and estimated earnings on uncompleted contracts, a $0.3 million in current income taxes payable and a $1.3 million increase in accrued liabilities related to the timing of the payments. The cash inflows were partially offset by cash utilizations including a $4.1 million increase in accounts receivable, due to a significantly higher volume of customer billings in the current fiscal year, a $1.6 million increase in costs and estimated earnings in excess of billings on uncompleted contracts and a $0.05 million increase in inventories.
Cash inflows from financing activities of $0.3 million during fiscal 2005 consisted of $0.45 million from the private placement of the Company’s common stock (which was net of $0.05 million of costs associated with registering our common stock related to the private placement), $1.2 million from the exercise of warrants issued in connection with the aforementioned private placement and $0.33 million from the exercise of employee stock options. These cash inflows were partially offset by $1.46 million in debt and insurance premium financing and $0.2 million of earnout payments related to the acquisition of businesses acquired in prior years.
Investing activities cash outflows included $0.90 million for the purchase of property, plant and equipment, a $0.015 million additional investment in the IAQ venture and $0.12 million of payments related to the acquisition of businesses completed in the current fiscal year. These cash outflows were partially offset by $0.13 million of proceeds from the sale of fixed assets.
Fiscal 2004
During fiscal 2004, we experienced an increase in liquidity of $0.027 million as cash and short-term investments increased from $0.009 million at January 31, 2003 to $0.036 million at January 31, 2004. The increase in liquidity in fiscal 2004 was attributable to cash inflows of $1.36 million from operating activities partially offset by $0.82 million utilized by financing activities and $0.51 million of cash utilized by investing activities.
Cash inflows from operating activities were generated by net income of $0.64 million, depreciation and amortization of $1.03 million, a $0.09 million decrease in costs and estimated earnings in excess of billings on uncompleted contracts, a $0.92 million decrease in other current assets, a $0.32 million increase in accounts payable and a $0.38 million increase in billings in excess of costs and estimated earnings on uncompleted contracts. The cash inflows were partially offset by cash utilizations including a $1.82 million increase in accounts receivable, due to a significantly higher volume of customer billings in January 2004, a $0.03 million increase in inventories and a $0.2 million decrease in accrued liabilities related to the timing of the payments.

Financing activities utilized cash flows of $0.82 million during fiscal 2004 included $1.3 million in debt and insurance premium financing and $0.26 million of earnout payments related to the acquisition of a business acquired in prior years. which was partially offset of $0.75 million debt and insurance premium financing.
Our investing activities utilized cash flows of $0.51 million, which included $0.52 million for the purchase of property, plant and equipment partially offset by $0.04 million of proceeds from the sale of fixed assets.
At January 31, 2006, we had approximately $1.5 million of costs and estimated earnings in excess of billings on uncompleted contracts and approximately $1.0 million of accounts receivable that represented contract claims and unapproved change orders. We expect to process change orders or pursue contract claims of approximately $3.6 million relative to the aforementioned contracts. At January 31, 2006 accounts receivable included $4,017,000 of billings which been billed to the customer more than one hundred twenty days prior to the respective year-end and contracts receivable included $2,474,000 of retainage receivables.
Contractual Obligations
Our contractual obligations at January 31, 2006 are summarized as follows:

	Payment Due by Period

		Less Than	1-3	3-5	More Than
	Total	1 Year	Years	Years	5 Years

	(Thousands)
Long-Term Debt Obligations	$9,572	$513	$8,716	$152	$191
Capital Lease Obligations	—	—	—	—	—
Operating Lease Obligations	2,279	928	889	462	—
Purchase Obligations	—	—	—	—	—
Other Long-Term Liabilities Reflected On Registrant’s Balance Sheet Under GAAP	6,256	—	—	6,256	—

Total	$18,107	$1,441	$9,605	$6,870	$191

The 1-3 year payment due column includes $8.4 million for the line of credit which is due June 6, 2007. The line of credit is at an interest rate of prime plus 1/4%. We rely significantly upon our access to credit facilities in order to operate our business. We expect to be able to maintain our existing line of credit (or to obtain replacement or additional financing) as the current arrangements expire or become fully utilized; however, there can be no assurance that such financing will be obtainable on favorable terms, if at all. An inability to maintain an adequate line of credit could result in limitations on our ability to bid for new or renew existing contracts, which could have a material adverse effect on our financial condition and results of operations. It has been the practice of our lending institution to annually extend the maturity date of the line of credit. While we are confident that this will remain the case, there can be no assurance that the lending institution will continue to extend the maturity date of the line of credit annually. In December 2005 our lender approved a temporary $2,000,000 increase in our line of credit to $13.0 million until June 6, 2006. The increase in the line of credit was required to fund the increase in revenues generated by the hurricane recovery work beginning in the third quarter of fiscal 2006.
Under our credit facility, we are also required to maintain specified financial ratios and satisfy certain financial tests. At January 31, 2006 we were in compliance with all the covenants of our debt agreement.
The 3-5 year payment due column includes $6.015 million for the face value of the Cumulative Convertible Series C Preferred Stock which is due July 1, 2009 unless it has been converted into shares of our common stock plus $0.241 million of related accrued but unpaid dividends. On our Balance Sheet at January 31, 2006, the balance of the aforementioned Preferred Stock is $2.8 million as the face amount had been discounted for the beneficial conversion feature and value has been assigned to the warrants that were issued with the Preferred Stock. The Preferred Stock has an 8% coupon, which is payable at maturity in cash or converted into common shares if the preferred stock is converted before maturity. Beginning 120 days following effectiveness of the registration statement we may mandatorily convert the Preferred Shares into shares of Common Stock, if certain conditions are satisfied including, among other things: (a) if the average closing bid price of our Common Stock during any 20 consecutive trading day period is greater than 150% of the conversion price, (b) the Preferred Registration Statement is currently effective, (c) the maximum number of shares of Common Stock issued upon such mandatory conversion does not exceed 100% of the total 5 day trading volume of our Common Stock for the 5 trading day period preceding the mandatory conversion date and (d) no mandatory conversions have occurred in the previous 30 trading days.
In March 2004, we raised $0.5 million from a private placement of our Common Stock to fund general business purposes and our acquisition strategy. In connection with the private placement, we also issued warrants exercisable for an additional 3.5 million shares. The full exercise of these warrants would result in proceeds to us of $4.4 million. During fiscal 2005, warrants for the issuance of 1,500,000 shares of our common stock were exercised resulting in proceeds of $1,200,000 to us. No warrants were exercised in fiscal 2006.
In July 2005, we raised $7.0 million from a private placement of our Common and Preferred Stock to fund general business purposes and our acquisition strategy. In connection with the private placement, we also issued an over-allotment option to the purchasers of our preferred stock, which allowed them to purchase up to an additional 25% of their original purchase. Between October and December 2005, the over-allotment option was fully exercised resulting in an additional $1.375 million. We also issued warrants exercisable for an additional 3.9 million shares. The full exercise of these warrants would result in proceeds to us of $4.8 million. During fiscal 2006, warrants for the issuance of 391,000 shares of our common stock were exercised resulting in proceeds of $434,000 to us. Additionally, 860 shares of preferred stock were converted into 895,521 shares of common stock. The conversion included the conversion of $35,521 of dividends into 35,521 shares of our common stock.
The rights and preferences of the Preferred Shares are set forth in the Certificate of Designation, Preferences and Rights of Series C Preferred Stock (the “Certificate of Designation”). The Preferred Shares have a face value of $1,000 per share and are convertible at any time at the option of the holder into shares of Common Stock (“Conversion Shares”) at the initial conversion price of $1.00 per share (the “Conversion Price”), subject to certain adjustments including (a) stock splits, stock dividends, combinations, reclassifications, mergers, consolidations, sales or transfers of the assets of the Company, share exchanges or other similar events, (b) certain anti-dilution adjustments. For a complete description of the terms of the Preferred Shares please see the Certificate of Designation.
Any outstanding shares of preferred stock that have not been converted to common stock at the maturity date of July 1, 2009 are payable in cash along with the related 8% per annum dividend.
We consulted FAS 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, FAS 133 “Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” in accounting for the transaction. The preferred stock has been recorded as a liability after consulting FAS 150. Although the preferred includes conversion provisions, they were deemed to be non-substantive at the issuance date. Subsequent to the issuance, our stock price rose in part to Hurricane Katrina and the acquisition of the former Flagship operations, and a number of preferred shares were converted to common. Per FAS 150, there is to be no reassessment of the non-substantive feature.
After valuing the warrants for the purchase of our common stock issued with the convertible Preferred Shares, the beneficial conversion contained in the Preferred Shares and the costs associated with the Preferred Stock portion of the financing, the remainder was allocated to the convertible preferred stock. The difference between this initial value and the face value of the Preferred Stock will be accreted back to the Preferred Stock as preferred dividends utilizing an effective interest rate. The accretion period is the shorter of the four-year term of the preferred or until the conversion of the preferred stock. In accordance with FAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” the accretion of the discount on the preferred stock is classified as interest expense in the Statement of Consolidated Operations.
A cumulative premium (dividend) accrues and is payable with respect to each of the Preferred Shares equal to 8% of the stated value per annum. The premium is payable upon the earlier of: (a) the time of conversion in such number of shares of Common Stock determined by dividing the accrued premium by the Conversion Price or (b) the time of redemption in cash by wire transfer of immediately available funds. For the year ended January 31, 2006 the accrued dividend was $277,000 for both the initial private placement in July 2005 and the subsequent exercise of the over-

allotment option for additional shares of Preferred Stock. Of the total accrued dividend of $277,000, conversions of Series C Preferred Stock into Common Stock resulted in the conversion of $36,000 of dividends. Therefore, $241,000 of dividends remain accrued at January 31, 2006. In accordance with FAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” the preferred stock dividend is classified as interest expense in the Statement of Consolidated Operations.
In connection with these transactions, the Investor entered into a Registration Rights Agreement with us. Under this agreement, we are required to file within ninety (90) days of closing a registration statement with the U.S. Securities and Exchange Commission for the purpose of registering the resale of the Shares and the Warrant Shares. Our registration statement was declared effective by the U.S. Securities and Exchange Commission on November 21, 2005. We are required to keep the registration statement effective until the earlier of two years from the Closing Date and such time as the remaining Shares and Warrant Shares may be sold under Rule 144 in any three month period, subject to permitted Black-Out Periods (as defined in the Registration Rights Agreement). In the event that the Investor is not permitted to sell its Shares as the registration statement is not effective for any period exceeding a permitted Black-Out Period, then we will be obligated to pay the Investor liquidated damages equal to 12% of the Investor’s purchase price per annum. On November 21, 2005 our Registration Statement on Form S-2 was declared effective by the Securities & Exchange Commission. Other than the aforementioned monetary penalty, there are no provisions requiring cash payments or settlements if registered shares cannot be provided upon conversion/exercise or the shareholders cannot sell their shares due to a blackout event. After assessing the provisions of the registration rights agreements and the related authoritive guidance a $20,000 warrant derivative liability was provided. No gain or loss on the derivative was recorded in the year ended January 31, 2006 and the liability was recorded in accrued liabilities.
On August 25, 2005, pursuant to an Asset Purchase Agreement, (the “Agreement”), we completed the acquisition of certain assets of Flagship Services, Group, Inc., Flagship Reconstruction Partners, Ltd., Flagship Reconstruction Associates — Commercial, Ltd., and Flagship Reconstruction Associates — Residential, Ltd. (“Flagship”), for $5,250,000 in cash paid at closing, a promissory note for $750,000 at an interest rate of 6% due in semi-annual installments of $375,000 plus interest, 236,027 shares of our restricted common stock valued at $250,000 ($1.06 per share), a warrant to purchase up to 250,000 shares of our restricted common stock at an exercise price of $1.00 and a warrant to purchase up to 150,000 shares of our restricted common stock at an exercise price of $1.06. The warrants were valued at $186,000 in the aggregate. The warrants expire five years from the date of closing. The aggregate purchase price of approximately $6.5 million was allocated to the fair value of the assets acquired in accordance with FAS 141 “Business Combinations” with the majority of the purchase consideration allocated to customer relationships, with the remainder allocated to subcontractor relationships, the covenant-not-to-compete, fixed assets acquired and the remainder was allocated to goodwill. The Agreement also includes earn-out provisions over the first eighteen-month period commencing on the closing date, pursuant to which we are required to pay 35% of the net earnings of the former Flagship operation in excess of $500,000. At January 31, 2006, $492,000 had been earned and accrued relative to the earn-out agreement
At January 31, 2006, we had approximately $1.5 million of costs and estimated earnings in excess of billings on uncompleted contracts and approximately $1.0 million of accounts receivable that represented contract claims and/or unapproved change orders. We expect to process change orders or pursue contract claims of approximately $3.6 million relative to the aforementioned contracts.
Based upon the current operating plan, we expect that our existing cash balances and cash flows from operations will be sufficient to finance our working capital and capital expenditure requirements through Fiscal 2007. However, if events occur or circumstances change such that we fail to meet our operating plan as expected, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise additional funds through public or private equity or debt financing or from other sources. If additional financing is needed, we can not be assured that such financing will be available on commercially reasonable terms or at all.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements.

ITEM 7A.	Quantitative and Qualitative Disclosures About Market Risk
The only market risk, as defined, that we are exposed to is interest rate sensitivity. The interest rate on the equipment note and revolving line of credit fluctuate based upon changes in the prime rate. Each 1% change in the prime rate will result in a $84,000 change in borrowing costs based upon the balance outstanding at January 31, 2006. The Corporation does not use derivative financial instruments to manage interest rate risk.

ITEM 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
For information regarding the Company’s change in independent registered public accounting firm from Parente Randolph, LLC to Malin Bergquist & Company, LLP, please refer to the Company’s Current Reports on Form 8-K filed with the SEC on June 24, 2005 and July 15, 2005. The Company has had no disagreements with its independent auditors regarding accounting or financial disclosure matters.

ITEM 9A.	Controls and Procedures
1.     Evaluation of Disclosure Controls and Procedures
As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of our management, including the Chief Executive Officer and the Chief Financial Officer, of the effectiveness of our disclosure controls and procedures. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures as of the end of the period covered by this report have been designed and are functioning effectively to provide reasonable assurance that the information required to be disclosed by us in reports filed under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Our independent registered public accounting firm noted no material weaknesses. We are awaiting further guidance from PCAOB concerning the extent of documentation required by small company non-accelerated filers. That guidance is currently expected in the spring of 2006.
Our management, including the Chief Executive Officer and the Chief Financial Officer, does not expect that our disclosure controls or our internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the controls systems are met, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

2.	Internal Control Over Financial Reporting
      (a) Management’s Annual Report on Internal Control Over Financial Reporting
In accordance with SEC Release No. 33-8618, the Company will omit the report of the Company’s management on internal control over financial reporting, and in accordance with current rules plan to file such report in our Annual Report on Form 10-K covering the fiscal year ended January 31, 2008.

      (b) Attestation Report of the Registered Public Accounting Firm
In accordance with SEC Release No. 33-8618, the Company will omit the attestation report of Malin, Bergquist & Company, LLP on management’s assessment of the Company’s internal control over financial reporting and in accordance with current rules plan to file such attestation in our Annual Report on Form 10-K covering the fiscal year ended January 31, 2008.
      (c) Changes in Internal Control Over Financial Reporting
No change in our internal control over financial reporting occurred during our most recent fiscal quarter that has materially affected or is reasonable likely to materially affect, our internal control over financial reporting, except as noted in the first paragraph of this Item 9A — Controls and Procedures.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Stockholders of PDG Environmental, Inc.
We have audited the accompanying balance sheet of PDG Environmental, Inc. and subsidiaries (the Corporation) as of January 31, 2006, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PDG Environmental, Inc. and subsidiaries as of January 31, 2006, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ Malin, Bergquist & Company, LLP
Pittsburgh, Pennsylvania
April 7, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
of PDG Environmental, Inc.
We have audited the accompanying balance sheet of PDG Environmental, Inc. and subsidiaries (the “Corporation”) as of January 31, 2005, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two year period ended January 31, 2005. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended January 31, 2003 were audited by Stokes & Hinds, LLC, who merged with Parente Randolph, LLC as of June 1, 2003, and whose report dated April 7, 2003 expressed an unqualified opinion on those statements.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PDG Environmental, Inc. and subsidiaries as of January 31, 2005, and the results of its operations and its cash flows for each of the years in the two year period ended January 31, 2005 in conformity with accounting principles generally accepted in the United States of America.
/s/ Parente Randolph, LLC
Pittsburgh, Pennsylvania
April 15, 2005

CONSOLIDATED BALANCE SHEETS
PDG ENVIRONMENTAL, INC.

	January 31,

	2006	2005

ASSETS
Current Assets
Cash and cash equivalents	$230,000	$333,000
Contracts receivable, net of $410,000 allowance in 2006 and net of $212,000 allowance in 2005	24,471,000	14,907,000
Costs and estimated earnings in excess of billings on uncompleted contracts	5,174,000	4,940,000
Inventories	669,000	590,000
Prepaid income taxes	560,000	—
Deferred income tax asset	373,000	—
Other current assets	131,000	117,000

Total Current Assets	31,608,000	20,887,000
Property, Plant and Equipment
Land	42,000	42,000
Leasehold improvements	224,000	203,000
Furniture and fixtures	222,000	180,000
Vehicles	952,000	734,000
Equipment	8,270,000	7,036,000
Buildings	427,000	370,000

	10,137,000	8,565,000
Less: accumulated depreciation	7,838,000	7,227,000

	2,299,000	1,338,000
Intangible Assets, Net of Accumulated Amortization of $1,012,000 and $609,000 in 2006 and 2005, Respectively	6,162,000	130,000
Goodwill	2,316,000	1,338,000
Deferred Income Tax Asset	216,000	—
Other Assets	261,000	249,000

Total Assets	$42,862,000	$23,942,000

See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
PDG ENVIRONMENTAL, INC.

	January 31,

	2006	2005

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$6,537,000	$4,145,000
Billings in excess of costs and estimated earnings on uncompleted contracts	2,012,000	2,222,000
Accrued liabilities	4,459,000	2,937,000
Current income tax liabilities	—	305,000
Current portion of long-term debt	513,000	192,000

Total Current Liabilities	13,521,000	9,801,000
Long-term Debt	9,059,000	5,013,000
Mandatorily Redeemable Cumulative Convertible Series C Preferred Stock, $1,000.00 par value, 6,875 shares authorized and 6,015 and -0- issued and outstanding shares at January 31, 2006 and 2005, respectively (liquidation preference of $6,256,200 at January 31, 2006)	2,803,000	—

Total Liabilities	25,383,000	14,814,000
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.02 par value, 60,000,000 and 30,000,000 shares authorized and 17,779,123 and 13,505,840 shares issued and outstanding January 31, 2006 and 2005, respectively	345,000	260,000
Common stock warrants	1,881,000	153,000
Paid-in capital	15,582,000	9,940,000
Accumulated deficit	(291,000)	(1,187,000)
Less treasury stock, at cost, 571,510 shares at January 31, 2006 and 2005	(38,000)	(38,000)

Total Stockholders’ Equity	17,479,000	9,128,000

Total Liabilities and Stockholders’ Equity	$42,862,000	$23,942,000

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
PDG ENVIRONMENTAL, INC.

	For the Years Ended January 31,

	2006	2005	2004

Contract Revenues	$78,751,000	$60,362,000	$35,962,000
Contract Costs	67,042,000	50,600,000	29,334,000

Gross Margin	11,709,000	9,762,000	6,628,000
Gain on Sale of Fixed Assets	10,000	110,000	—
Selling, General and Administrative Expenses	9,281,000	6,912,000	5,612,000

Income From Operations	2,438,000	2,960,000	1,016,000
Other Income (Expense):
Interest expense	(490,000)	(393,000)	(352,000)
Deferred interest expense for preferred dividends	(277,000)	—	—
Non-cash interest expense for accretion of discount on preferred stock	(842,000)	—	—
Gain on sale of equity investment	48,000	—	—
Equity in income (losses) of equity investment	4,000	(15,000)	(7,000)
Interest and other income	25,000	17,000	49,000

	(1,532,000)	(391,000)	(310,000)

Income Before Income Taxes	906,000	2,569,000	706,000
Income Tax Provision	(10,000)	(383,000)	(62,000)

Net Income	$896,000	$2,186,000	$644,000

Earnings Per Common Share — Basic:	$0.06	$0.20	$0.07

Earnings Per Common Share — Dilutive:	$0.06	$0.19	$0.07

Average Common Shares Outstanding	14,409,000	10,911,000	9,373,000
Average Dilutive Common Stock Equivalents Outstanding	1,797,000	871,000	195,000

Average Common Shares And Dilutive Common Stock Equivalents Outstanding	16,206,000	11,782,000	9,568,000

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
PDG ENVIRONMENTAL, INC.
FOR THE THREE YEARS ENDED JANUARY 31, 2006

	Preferred		Common				(Deficit)	Total
	Stock	Common	Stock	Paid-in	Deferred	Treasury	Retained	Stockholders’
	Series A	Stock	Warrant	Capital	Compensation	Stock	Earnings	Equity

Balance at January 31, 2003	$14,000	$189,000	$—	$8,110,000	$(26,000)	$(38,000)	$(4,005,000)	$4,244,000
Issuance of 5,000 shares under Employee Incentive Stock Option Plan			—	1,000				1,000
Amortization of stock based compensation					20,000			20,000
Net Income							644,000	644,000

Balance at January 31, 2004	14,000	189,000	—	8,111,000	(6,000)	(38,000)	(3,361,000)	4,909,000
Private placement of 1,250,000 shares of Common Stock, net of $51,000 of issuance costs		25,000	287,000	137,000				449,000
Redemption of preferred stock	(14,000)	1,000		13,000			(12,000)	(12,000)
Issuance of 62,500 shares in connection with an acquisition		1,000		58,000				59,000
Issuance of 670,500 shares under Employee Incentive Stock Option Plan		13,000		293,000				306,000
Issuance of 50,000 shares under Non-Employee Director Stock Option Plan		1,000		24,000				25,000
Issuance of 1,500,000 shares from exercise of Stock warrants		30,000	(134,000)	1,304,000				1,200,000
Amortization of stock based compensation					6,000			6,000
Net Income							2,186,000	2,186,000

Balance at January 31, 2005	—	260,000	153,000	9,940,000	—	(38,000)	(1,187,000)	9,128,000
Private placement of 1,666,667 shares of Common Stock and 5,500 shares of Series C Preferred Stock, net of $775,000 of issuance costs		33,000	1,565,000	2,599,000				4,197,000
Exercise of Over- Allotment option for 1,375 shares of Series C Preferred Stock, net of $69,000 of issuance costs			322,000	432,000				754,000
Costs associated with March 2004 private placement				(20,000)				(20,000)
Issuance of 236,027 shares in connection with an acquisition		5,000	186,000	245,000				436,000
Issuance of 657,167 shares under Employee Incentive Stock Option Plan		13,000		316,000				329,000
Issuance of 20,000 shares under Non-Employee Director Stock Option Plan		1,000		6,000				7,000
Employee issuance of 100,000 shares of restricted common stock				12,000				12,000
Issuance of 790,625 shares from exercise of stock warrants		15,000	(345,000)	1,174,000				844,000
Conversion of 860 shares of Series C Preferred Stock Into 895,521 shares of Common Stock, including 35,521 shares of Common Stock from accrued dividends		18,000		878,000				896,000
Net Income							896,000	896,000

Balance at January 31, 2006	$—	$345,000	$1,881,000	$15,582,000	$—	$(38,000)	$(291,000)	$17,479,000

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
PDG ENVIRONMENTAL, INC.

	For the Years Ended January 31,

	2006	2005	2004

Cash Flows From Operating Activities:
Net income	$896,000	$2,186,000	$644,000
Adjustments to Reconcile Net Income to Cash Provided by Operating Activities:
Depreciation	689,000	537,000	822,000
Amortization	403,000	164,000	205,000
Deferred income taxes	(589,000)	—
Interest expense for Series C preferred stock accretion of discount	842,000	—	—
Stock based compensation	12,000	6,000	20,000
Gain on sale of fixed assets and equity investment	(58,000)	(110,000)	—
Provision for uncollectable accounts	252,000	200,000	—
Equity in (income) losses of equity investment	(4,000)	15,000	7,000

	2,443,000	2,998,000	1,698,000
Changes in Current Assets and Liabilities:
Accounts receivable	(9,816,000)	(4,057,000)	(1,820,000)
Costs and estimated earnings in excess of billings on uncompleted contracts	(234,000)	(1,613,000)	85,000
Inventories	(68,000)	(48,000)	(28,000)
Prepaid income taxes	(560,000)	—
Other current assets	945,000	912,000	915,000
Accounts payable	2,412,000	365,000	317,000
Billings in excess of costs and estimated earnings on uncompleted contracts	(210,000)	773,000	379,000
Current income taxes	(305,000)	294,000	—
Accrued liabilities	1,294,000	1,334,000	(190,000)

Total Changes	(6,542,000)	(2,040,000)	(342,000)

Net Cash Provided (Used) by Operating Activities	(4,099,000)	958,000	1,356,000
Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(1,385,000)	(897,000)	(523,000)
Acquisition of businesses	(5,625,000)	(122,000)	—
Additional investment in joint venture	(18,000)	(15,000)	—
Proceeds from sale of equity investment and fixed assets	60,000	131,000	35,000
Changes in other assets	(93,000)	(44,000)	(23,000)

Net Cash Used by Investing Activities	(7,061,000)	(947,000)	(511,000)
Cash Flows From Financing Activities:
Dividends paid on Series A preferred stock	—	(12,000)	—
Non-cash Interest expense for Series C preferred dividends	277,000	—	—
Proceeds from private placement of common and preferred stock	7,531,000	449,000	—
Proceeds from debt	4,234,000	—	750,000
Proceeds from exercise of stock options and warrants	1,180,000	1,531,000	1,000
Payment of accrued earnout liability	(581,000)	(219,000)	(258,000)
Payment of premium financing	(959,000)	(891,000)	(879,000)
Principal payments on debt	(625,000)	(572,000)	(432,000)

Net Cash Provided (Used) by Financing Activities	11,057,000	286,000	(818,000)

Net increase (decrease) in cash and cash equivalents	(103,000)	297,000	27,000
Cash and cash equivalents, beginning of year	333,000	36,000	9,000

Cash and Cash Equivalents, End of Year	$230,000	$333,000	$36,000

Supplementary Disclosure of Non-Cash Investing and Financing Activity:
Increase in goodwill and accrued liabilities for earnout liability	$809,000	$522,000	$281,000

Financing of annual insurance premium	$959,000	$891,000	$879,000

Non-cash consideration paid for acquisition of business (See Note 13)	$1,186,000	$—	$—

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PDG ENVIRONMENTAL, INC.
For the Three Years Ended January 31, 2006
NOTE 1 — NATURE OF BUSINESS
PDG Environmental, Inc. (the “Corporation”) is a holding company which, through its wholly-owned operating subsidiaries, provides environmental and specialty contracting services including asbestos and lead abatement, insulation, microbial remediation, emergency response and restoration, loss mitigation and reconstruction, demolition and related services.
The Corporation provides these services to a diversified customer base located throughout the United States. The Corporation’s business activities are conducted in a single business segment — Environmental Services. Services are generally performed under the terms of fixed price contracts or time and materials contracts with a duration of less than one year, although larger projects may require two or more years to complete.
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Corporation to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosed amounts of contingent assets and liabilities, and the reported amounts of revenue and expenses. The Corporation believes the most significant estimates and assumptions are associated with revenue recognition on construction contracts, recoverability tests that must be periodically performed with respect to goodwill and intangible asset balances and valuation of contracts receivable. If the underlying estimates and assumptions upon which the financial statements are based change in the future, actual amounts may differ from those included in the accompanying consolidated financial statements.

Principles of Consolidation:
The accompanying consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries. All material intercompany transactions have been eliminated in consolidation.

Revenues and Cost Recognition:
Revenues from fixed price and modified fixed price contracts are recognized on the percentage-of-completion method, measured by the relationship of total cost incurred to total estimated contract costs (cost-to-cost method). Revenues from time and materials contracts are recognized as services are performed. It is the Corporation’s policy to combine like contracts from the same owner for the purposes of revenue recognition.
Contract costs include direct labor, material and subcontractor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, depreciation, repairs and insurance. Selling, general and administrative costs are charged to expense as incurred. Bidding and proposal costs are also recognized as an expense in the period in which such amounts are incurred. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to estimated costs and income, and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured.

Claims Recognition
Claims are amounts in excess of the agreed contract price (or amounts not included in the original contract price) that the Corporation seeks to collect from customers or others for delays, errors in specifications and designs, contract terminations, change orders in dispute or unapproved as to both scope and price or other causes of anticipated additional costs incurred by the Corporation. Recognition of amounts as additional contract revenue related to claims is appropriate only if it is probable that the claims will result in additional contract revenue and if the amount can be reliably estimated. The Corporation must determine if:

•	there is a legal basis for the claim;

•	the additional costs were caused by circumstances that were unforeseen by the Company and are not the result of deficiencies in our performance;

•	the costs are identifiable or determinable and are reasonable in view of the work performed; and

•	the evidence supporting the claim is objective and verifiable.
If all of these requirements are met, revenue from a claim is recorded only to the extent that the Corporation has incurred costs relating to the claim.

Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts
Costs and estimated earnings in excess of billings on uncompleted contracts reflected in the consolidated balance sheets arise when revenues have been recognized but the amounts cannot be billed under the terms of the contracts. Such amounts are recoverable from customers based upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of the contract. Also included in costs and estimated earnings on uncompleted contracts are amounts the Corporation seeks or will seek to collect from customers or others for errors or changes in contract specifications or design, contract change orders in dispute or unapproved as to scope and price or other customer-related causes of unanticipated additional contract costs (claims and unapproved change orders). Such amounts are recorded at estimated net realizable value when realization is probable and can be reasonably estimated. No profit is recognized on the construction costs incurred in connection with claim amounts. Claims and unapproved change orders made by the Corporation involve negotiation and, in certain cases, litigation. In the event that litigation costs are incurred by us in connection with claims or unapproved change orders, such litigation costs are expensed as incurred although the Corporation may seek to recover these costs. The Corporation believes that it has an established legal basis for pursuing recovery of these recorded unapproved change orders and claims, and it is management’s intention to pursue and litigate such claims, if necessary, until a decision or settlement is reached. Unapproved change orders and claims also involve the use of estimates, and it is reasonably possible that revisions to the estimated recoverable amounts of recorded claims and unapproved change orders may be made in the near-term. If the Corporation does not successfully resolve these matters, a net expense (recorded as a reduction in revenues), may be required, in addition to amounts that have been previously provided for. Claims against the Corporation are recognized when a loss is considered probable and amounts are reasonably determinable.

Cash and Cash Equivalents:
Cash and cash equivalents consist principally of currency on hand, demand deposits at commercial banks, and liquid investment funds having a maturity of three months or less at the time of purchase.

Contracts Receivables and Allowance for Uncollectible Accounts
Contract receivables are recorded when invoices are issued and are presented in the balance sheet net of the allowance for uncollectible accounts. Contract receivables are written off when they are determined to be uncollectible. The allowance for uncollectible accounts is estimated based on the Corporation’s historic losses, the existing economic conditions in the construction industry and the financial stability of its customers

Inventories:
Inventories consisting of materials and supplies used in the completion of contracts are stated at the lower of cost (on a first-in, first-out basis) or market.

Property, Plant and Equipment:
Property, plant and equipment is stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized over the lesser of the term of the related lease or the estimated useful lives of the improvements. The estimated useful lives of the related assets are generally three to thirty years. Equipment, which comprised the majority of the Corporation’s fixed assets are primarily depreciated over three to five-year lives.

Goodwill
Goodwill is recognized for the excess of the purchase price over the fair value of tangible and identifiable intangible net assets of businesses acquired. Prior to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” in February 2003, goodwill was amortized over the estimated period of benefit on a straight-line basis and was reviewed for impairment under the policy for other long-lived assets. Since adoption of Statement No. 142 in February 2003 amortization of goodwill was discontinued and goodwill is reviewed at least annually for impairment. Unless circumstances otherwise dictate, annual impairment testing is performed in the fourth quarter

Income Taxes:
The Corporation provides for income taxes under the liability method as required by SFAS No. 109.
Deferred income taxes result from timing differences arising between financial and income tax reporting due to the deductibility of certain expenses in different periods for financial reporting and income tax purposes.
The Corporation files a consolidated Federal Income tax return. Accordingly, federal income taxes are provided on the taxable income, if any, of the consolidated group. State income taxes are provided on a separate company basis.

Compensation Plans:
The Corporation has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, “Accounting for Stock-Based Compensation,” (as amended by SFAS 148), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Corporation’s employee stock options equals the market price of the underlying stock on the measurement date, no compensation expense is recognized.
Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Corporation had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for fiscal 2006, 2005 and 2004: risk-free interest rates of 6%, 4% and 4% in fiscal 2006, 2005 and 2004, respectively; dividend yield of 0%; volatility factors of the expected market price of the Corporation’s common stock of 0.71, 0.94 and 1.18 in fiscal 2006, 2005 and 2004, respectively; and a weighted-average expected life of the option of 8 years.
The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Corporation’s pro forma information follows:

	Fiscal	Fiscal	Fiscal
	06	05	04

Net income, as reported	$896,000	$2,186,000	$644,000
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards net of related tax effects of $290,000, $-0- and $-0- for 2006, 2005 and 2004	(538,000)	(69,000)	(158,000)

Pro forma net income	$358,000	$2,117,000	$486,000

Earnings per share:
Basic-as reported	$0.06	$0.20	$0.07

Basic-pro forma	$0.02	$0.19	$0.05

Diluted-as reported	$0.06	$0.19	$0.07

Diluted-pro forma	$0.02	$0.18	$0.05

Fair Value of Financial Instruments
As of January 31, 2006, the carrying value of cash and cash equivalents, contract receivables, accounts payable and notes payable and current maturities of long-term debt approximated fair value because of their short maturity.

Reclassifications:
Certain prior year amounts have been reclassified to conform to the current year presentation.
NOTE 3 — NEW ACCOUNTING PRONOUNCEMENTS
In December 2004, the FASB issued SFAS No. 123R “Share-Based Payment” (“SFAS 123R”), a revision to SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”), and superseding APB Opinion No. 25 “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, including obtaining employee services in share-based payment transactions. SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. Adoption of the provisions of SFAS 123R is effective as of the beginning of the first annual reporting period that begins after June 15, 2005. Should the Corporation issue employee stock options after January 31, 2006 a charge against earnings would be required as provided by SFAS 123R. The magnitude of the charge would depend upon the number of employee stock options issues, the exercise price of the stock options and the volatility of the share price of the Corporation’s common stock on the date the employee stock options are issued. At January 31, 2006, the Corporation had 689,450 options outstanding subject to time vesting. The aforementioned options will result in an approximately $155,000 expense charge in fiscal 2007.
In May 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Corrections” (“SFAS 154”), This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement also redefines restatement as the revising of previously issued financial statements to reflect the correction of an error. This Statement requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. This Statement also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle.
This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. This Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this Statement.
NOTE 4 — CONTRACTS RECEIVABLE
At January 31, 2006 and 2005, contract receivables consist of the following::

	2006	2005

Billed completed contracts	$12,003,000	$4,185,000
Contracts in Progress	12,878,000	10,934,000

	24,881,000	15,119,000
Less allowance for Uncollectable Accounts	(410,000)	(212,000)

Net Receivables	$24,471,000	$14,907,000

Contracts receivable at January 31, 2006 and 2005 include $2,474,000 and $1,937,000, respectively, of retainage receivables. For the years ended January 31, 2006 and 2005, no customer accounted for more than 10% of the Corporation’s consolidated revenues.
It is the Corporation’s policy not to require collateral with respect to outstanding receivables. At January 31, 2006 and 2005, contracts receivable included $4,017,000 and $2,667,000, respectively, of billings which been billed to the customer more than one hundred twenty days prior to the respective year-end. The Corporation continuously reviews the creditworthiness of customers and, when feasible, requests collateral to secure the performance of services.
All of the Corporation’s outstanding accounts receivable are expected to be collected within the normal operating cycle of one year.
NOTE 5 — COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS
Details related to contract activity are as follows:

	January 31,

	2006	2005

Revenues earned on uncompleted contracts	$61,094,000	$60,022,000
Less: billings to date	57,932,000	57,304,000

Net Under Billings	$3,162,000	$2,718,000

Included in the accompanying consolidated balance sheets under the following captions:

	January 31,

	2006	2005

Costs and estimated earnings in excess of billings on uncompleted contracts	$5,174,000	$4,940,000
Billings in excess of costs and estimated earnings on uncompleted contracts	(2,012,000)	(2,222,000)

Net Under Billings	$3,162,000	$2,718,000

At January 31, 2006, the Corporation had approximately $1.5 million of costs and estimated earnings in excess of billings on uncompleted contracts and approximately $1.0 million of accounts receivable that represented contract claims and/or unapproved change orders. The Corporation expects to process change orders or pursue contract claims of approximately $3.6 million relative to the aforementioned contracts.
During the year ended January 31, 2006, the Corporation increased the estimated contract costs and reduced the estimated contract margin by $1.8 million on a large longer-term contract. This resulted in negative margin of $641,000 being recorded in fiscal 2006 relative to that contract.
NOTE 6 — ACCRUED LIABILITIES
Accrued liabilities are as follows:

	January 31,

	2006	2005

Wages, bonuses and withholdings	$2,042,000	$1,608,000
Accrued union and fringe benefits	969,000	575,000
Additional acquisition consideration	680,000	488,000
Other	768,000	266,000

Total Accrued Liabilities	$4,459,000	$2,937,000

NOTE 7 — LONG-TERM DEBT
Long-term debt of the Corporation less amounts due within one year is as follows:

	January 31,

	2006	2005

Term loan due in monthly installments of $4,095 including interest at 4.875% due in August 2015	$300,000	$325,000
Equipment note due in monthly installments of $9,624 including interest at 7.25%, due in August 2009	361,000	—
Equipment note due in monthly installments of $21,495 including interest at 1% above the prime rate, due in August 2005	—	139,000
Equipment note due in monthly installments of $16,114 including interest at 1/4% above the prime rate, due in August 2005	—	41,000
Revolving line of credit expiring on June 6, 2007 and bearing interest at 1% above the prime rate	8,400,000	4,700,000
Equipment notes, due in monthly installments of $3,592 including interest at 10%, due November 1, 2009	136,000	—
Term note payable to the former shareholder of Flagship Restoration with interest at 6%, due August 25, 2006	375,000	—

	9,572,000	5,205,000
Less amount due within one year	513,000	192,000

	$9,059,000	$5,013,000

The line of credit, equipment note and commitment for future equipment financing are at an interest rate of prime plus 1% with financial covenant incentives which may reduce the interest rate to either prime plus 1/2% or prime (at January 31, 2006 prime was 7.5%). The mortgage is at an interest rate of 9.15% fixed for three years and is then adjusted to 2.75% above the 3-year Treasury Index every three years.
In October 2004 and December 2004 Sky Bank approved a temporary $1,000,000 and $500,000, respectively, increase in the Company’s line of credit to $8.0 million until June 30, 2005. The increase in the line of credit was required to fund the increase in revenues generated by the hurricane recovery work beginning in the third quarter of fiscal 2005.

On May 18, 2005 Sky Bank permanently increased the line of credit to $8 million and extended the maturity date to June 6, 2007. Additionally, the interest rate on the line of credit was lowered to prime plus 1/4%.
On September 8, 2005 Sky Bank permanently increased the line of credit to $11 million. Additionally, the interest rate on the line of credit may be lowered from the current prime plus 1/4% rate to a London Interbank Offer Rate (“LIBOR”) based pricing upon the attainment of certain operating leverage ratio. The initial LIBOR rate would be LIBOR plus 2.75% but would decrease to LIBOR plus 2.25% upon the attainment of improved operating leverage ratios.
In May 2005 Sky Bank also approved an equipment financing note of a maximum of $400,000 with a four year term and a 7.25% interest rate. As of January 31, 2006, the note had been fully utilized financing equipment.
On December 22, 2005 Sky Bank increased the amount available under the base line of credit from $11 million to $13 million via a temporary increase in the line of credit. The temporary increase expires on June 6, 2006 and reverts to $11 million of availability.
On January 31, 2006, the balance on the line of credit was $8,400,000 with an unused availability of $4,600,000.
The majority of the Corporation’s property and equipment are pledged as security for the above obligations.
Maturity requirements on long-term debt aggregate $513,000 in fiscal 2007, $8,551,000 in fiscal 2008, $165,000 in fiscal 2009, $123,000 in fiscal 2010, $29,000 in fiscal 2011 and $191,000 thereafter.
The Corporation paid approximately $447,000, $405,000 and $344,000 for interest costs during the years ended January 31, 2006, 2005 and 2004, respectively.
The Corporation has not historically declared or paid dividends with respect to the common stock. The Corporation’s ability to pay dividends is prohibited due to limitations imposed by the aforementioned banking agreement, which requires the prior consent of the bank before dividends are declared. Additionally, the private placement of preferred stock in July 2005 contained restrictions on the payment of dividends on the Corporation’s common stock until the majority of the preferred stock has been converted or redeemed.
NOTE 8 — INCOME TAXES
Significant components of the provision for income taxes are as follows:

	For the Years Ended
	January 31,

	2006	2005	2004

Current:
Federal	$441,000	$178,000	$—
State	158,000	205,000	62,000

	599,000	383,000	62,000
Deferred:
Federal	(483,000)	—	—
State	(106,000)	—	—

	(589,000)	—	—

Total income tax provision	$10,000	$383,000	$62,000

The reconciliation of income tax computed at the federal statutory rates to income tax expense is as follows:

	For the Years Ended January 31,

	2006	2005	2004

Tax at statutory rate	$308,000	$873,000	$219,000
State income taxes, net of federal tax benefit	104,000	135,000	43,000
Research and Development and Minimum Tax Credits	(393,000)	—	—
Non-deductible preferred stock dividend and accretion	380,000	—	—
Manufacturing deduction	(17,000)	—	—
Other	58,000	20,000	—
Change in valuation allowance	(430,000)	(645,000)	(200,000)

	$10,000	$383,000	$62,000

The significant components of the Corporation’s deferred tax assets as of January 31, 2006 and 2005 are as follows:

	January 31,

	2006	2005

Deferred tax assets:
Book over tax amortization	$359,000	$392,000
Allowance for doubtful accounts	164,000	85,000
Research and Development and Alternative Tax Credit carryforwards	200,000	—
Other	9,000	2,000

Gross deferred tax assets	732,000	479,000
Deferred tax Liabilities:
Tax over book depreciation	143,000	49,000

Gross deferred tax liabilities	143,000	49,000
Valuation allowance for deferred tax assets	—	(430,000)

Net deferred tax assets	$589,000	$—

The Corporation’s deferred tax assets are classified as follows:

	January 31,

	2006	2005

Current asset	$373,000	$—
Long term asset	216,000	—

Net deferred tax assets (liabilities)	$589,000	$—

At January 31, 2006 the Corporation assessed its recent operating history and concluded that recognition of the valuation allowance provided at January 31, 2005 was not required, therefore the entire valuation allowance of $430,000 was recognized as a deferred tax benefit at January 31, 2006. The valuation allowance had been provided at January 31, 2005 and in prior years to reduce the Corporation’s deferred tax assets to the amount that is more likely than not to be realized. Due to our history of varied earnings and losses at January 31, 2005, the Corporation recorded a full valuation allowance against the Corporation’s net deferred tax assets.
All goodwill generated in fiscal 2006 is deductible.
The Corporation paid approximately $1,251,000, $60,000 and $30,000 for federal and state income and franchise taxes during the years ended January 31, 2006, 2005 and 2004, respectively.

NOTE 9 — NOTES RECEIVABLE — OFFICERS
At January 31, 2006 and 2005, the Corporation had approximately $132,000 in notes receivable from its employees in the form of personal loans, which are due on demand. A breakdown of the notes receivable balance at January 31, 2006 by executive officer is as follows: John C. Regan, Chairman -$95,000 of principal and $55,000 of related accrued interest. Two other individuals owe the remaining $37,000. The notes and related accrued interest receivable are classified at January 31, 2006 and 2005 as Other Assets.
NOTE 10 — COMPENSATION PLANS
The Corporation has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, “Accounting for Stock-Based Compensation,” (as amended by SFAS 148), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the measurement date, no compensation expense is recognized.
The Corporation maintains a qualified Incentive Stock Option Plan (the “Plan”), which provides for the grant of incentive options to purchase an aggregate of up to 4,000,000 shares of the common stock of the Corporation to certain officers and employees of the Corporation and its subsidiaries. All options granted have 10-year terms.
Options to purchase 815,500 shares of the Corporation’s common stock were granted under the Plan issuable related to fiscal 2006. In March 2005 250,500 discretionary options were issued related to the achievement of goals relative to fiscal 2005 and vested on the grant date. Additionally, options to purchase 470,000 shares of the Corporation’s common stock were issued to the former employees of Flagship upon the acquisition of Flagship by the Corporation. These options vest to the holder upon the passage of time. Finally, options to purchase 95,000 of the Corporation’s common stock were issued during fiscal 2006 upon the change in responsibilities for certain employees. These options vest upon the passage of time.
In December 2005, options to purchase 380,500 shares of the Corporation’s common stock, subject to cliff-vesting from January 31, 2009 and January 31, 2013 at exercise prices from $0.19 per share to $0.96 per share, were currently vested to reward employees for their efforts during fiscal 2006 and to recognize that there are currently no additional options available to be granted until the next annual shareholders meeting in fiscal 2007.
Options to purchase 629,333 shares of the Corporation’s common stock were granted under the Plan issuable related to fiscal 2004. Non-discretionary options granted in this fiscal year contain a defined vesting schedule along with an alternative schedule that provides for accelerated vesting if certain performance measures are met. Those individual non-discretionary awards that did not vest due to failure to achieve the performance measures, vest in November 2011. Discretionary options vest on the grant date. A total of 300,500 options to purchase shares of common stock vested at January 31, 2004 relative to fiscal 2004.

The following table summarizes information with respect to the Plan for the three years ended January 31, 2006:

			Option Price
	Weighted Average	Number of	Range Per
	Exercise Price	Shares	Share

Outstanding at January 31, 2003	$0.43	3,133,200	$0.19 - $1.63
Granted	$0.58	25,000	$0.58
Forfeited — Reusable	$0.33	(236,666)	$0.19 - $1.63
Exercised	$0.19	(5,000)	$0.19

Outstanding at January 31, 2004	$0.46	2,916,534	$0.19 - $0.87
Forfeited — Reusable	$0.33	(47,500)	$0.19 - $0.87
Exercised	$0.19	(670,500)	$0.19 - $0.87

Outstanding at January 31, 2005	$0.46	2,198,534	$0.19 - $0.87
Granted	$1.21	815,500	$1.00 - $1.82
Forfeited — Reusable	$0.40	(78,250)	$0.19 - $0.87
Exercised	$0.50	(657,167)	$0.19 - $1.38

Outstanding at January 31, 2006	$0.73	2,278,617	$0.19 - $1.82

Exercisable at January 31, 2006	$0.61	1,589,167	$0.19 - $1.38

At January 31, 2005 and 2004, 1,455,334 and 1,952,834 options were exercisable at a weighted average exercise price of $0.46 and $0.46, respectively.
At January 31, 2006 the Corporation’s outstanding options relative to the Plan are as follows by exercise price range:

	Weighted Average	Number of	Weighted Average
Exercise Price Range	Exercise Price	Shares	Remaining Life

$0.00 to $0.50	$0.37	965,617	3.94
$0.50 to $1.00	$0.83	1,015,500	6.74
$1.00 to $1.50	$1.38	202,500	9.10
$1.50 to $2.00	$1.82	95,000	9.92

Total	$0.73	2,278,617	5.89

At January 31, 2006 the Corporation’s vested options relative to the Plan are as follows by exercise price range:

	Weighted Average	Number of	Weighted Average
Exercise Price Range	Exercise Price	Shares	Remaining Life

$0.00 to $0.50	$0.37	864,167	3.68
$0.50 to $1.00	$0.70	522,500	4.29
$1.00 to $1.50	$1.38	202,500	9.10

Total	$0.61	1,589,167	4.57

The following table summarizes information with respect to non-qualified stock options for the three years ended January 31, 2005:

		Option
	Number of	Price Range
	Shares	Per Share

Outstanding and Exercisable at January 31, 2003	10,000	$0.65
No Activity	—	—

Outstanding and Exercisable at January 31, 2004	10,000	$0.65
No Activity	—	—

Outstanding and Exercisable at January 31, 2005	10,000	$0.65
No Activity	—	—

Outstanding and Exercisable at January 31, 2006	10,000	$0.65

The Corporation also maintains the 1990 Stock Option Plan for Employee Directors (the “Employee Directors Plan”), which provides for the grant of options to purchase an aggregate of up to 500,000 shares of the Corporation’s common stock. Options to purchase 250,000 and 50,000 shares of the Corporation’s common stock at an exercise price of $1.52 per shares and $0.65 per share, respectively, have been granted under the Employee Director Plan. At January 31, 2006 all of the options granted under the Employee Directors Plan were exercisable.
The 1990 Stock Option Plan for Non-Employee Directors (the “Non-Employee Directors Plan”) provides for the grant of options to purchase an aggregate of up to 600,000 shares of the Corporation’s common stock. Options to purchase 450,250 shares of the Corporation’s common stock at prices ranging from $0.26 per share to $2.23 per share have been granted under the Non-Employee Directors Plan. During fiscal 2006, options to purchase 20,000 shares of the Corporation’s common stock at exercise prices ranging from $0.26 to $0.43 per share were exercised, resulting in proceeds of $9,600 to the Corporation. During fiscal 2005, options to purchase 50,000 shares of the Corporation’s common stock at exercise prices ranging from $0.26 to $0.77 per share were exercised, resulting in proceeds of $25,200 to the Corporation. At January 31, 2006, all of the 380,250 outstanding options granted under the Non-Employee Directors Plan were exercisable.
In fiscal 2006, 100,000 shares of restricted stock were issued to an employee upon the execution of an employment agreement. The agreement provides that the shares vest ratably over the four-year term of the agreement, therefore, compensation expense is being recognized ratably over the vesting period.
NOTE 11 — PRIVATE PLACEMENT OF SECURITIES — JULY 2005
Common Private Placement
Securities Purchase Agreement
On July 1, 2005, the Company executed a securities purchase agreement (the “Common Purchase Agreement”) with various institutional and accredited investors (the “Common Investors”) pursuant to which it agreed to sell in a private placement transaction (the “Common Private Placement”) for an aggregate purchase price of $1,500,000 (a) 1,666,667 shares of the Company’s Common Stock, par value $0.02 per share (the “Common Shares”), (b) warrants to purchase 416,667 shares of the Company’s Common Stock at an exercise price of $1.11 per share (“First Common Offering Warrants”) and (c) warrants to purchase 416,667 shares of the Company’s Common Stock at an exercise price of $1.33 per share (“Second Common Offering Warrants” and, together with the First Common Offering Warrants, the “Common Offering Warrants”). The $0.90 purchase price per share for the Common Shares approximately represents 80% of the average of the daily volume weighted average price of the Common Stock for the 20 day period prior to the execution of the Common Purchase Agreement. The Company closed the Common Private Placement on July 6, 2005. On November 21, 2005 the Company’s registration statement covering the common stock, the common stock to be received upon the conversion of the preferred stock and the common stock to be received upon the exercise of the warrants for common stock was declared effective by the U.S. Securities and Exchange Commission.
Common Warrants
The First Common Offering Warrants issued to each Common Investor provide such Common Investor the right to purchase shares of the Company’s Common Stock, in aggregate, up to an additional 25% of the total number of Common Shares purchased by such Common Investor in the Common Private Placement at an exercise price of $1.11 per share. The First Common Offering Warrants contain a cashless exercise provision, whereby if at any time after one year from the date of issuance of this Warrant there is no effective Registration Statement registering, or no current prospectus available for, the resale of the Warrant Shares by the Warrant Holder, then the Warrant may also be exercised at such time by means of a “cashless exercise” in which the Warrant Holder shall be entitled to receive common shares for the number of Warrant Shares equal to the appreciation in the warrant above the exercise price at the time of the exercise. The First Common Offering Warrants expire five years from the date of issuance and contain adjustment provisions upon the occurrence of stock splits, stock dividends, combinations, reclassifications or similar events of the Company’s capital stock, issuances of the Company’s securities for consideration below the exercise price and pro rata distributions of cash, property, assets or securities to holders of the Company’s Common Stock. If the First Common Offering Warrants are exercised in full in cash, the Company would receive upon such exercise aggregate proceeds of $462,500.
The Second Common Offering Warrant issued to each Common Investors provides such Common Investor the right to purchase shares of the Company’s Common Stock, in aggregate, up to an additional 25% of the total number of Common Shares purchased by such Common Investor in the Common Private Placement at an exercise price of $1.33 per share. The Second Common Offering Warrants contain a cashless exercise provision, whereby if at any time after one year from the date of issuance of this Warrant there is no effective Registration Statement registering, or no current prospectus available for, the resale of the Warrant Shares by the Warrant Holder, then the Warrant may also be exercised at such time by means of a “cashless exercise” in which the Warrant Holder shall be entitled to receive common shares for the number of Warrant Shares equal to the appreciation in the warrant above the exercise price at the time of the exercise. The Second Common Offering Warrants expire five years from the date of issuance and contain adjustment provisions upon the occurrence of stock splits, stock dividends, combinations, reclassifications or similar events of the Company’s capital stock, issuances of Company’s securities for consideration below the exercise price and pro rata distributions of cash, property, assets or securities to holders of the Company’s common stock. If the Second Common Offering Warrants are exercised in full in cash, the Company would receive upon such exercise aggregate proceeds of $554,167.
The net proceeds to the Corporation from the offering, after costs associated with the Common Stock portion of the offering, of $1,349,000 have been allocated among common stock and warrants based upon their relative fair values. The Corporation used the Black-Scholes pricing model to determine the fair value of the warrants to be $360,000.
Preferred Private Placement
Securities Purchase Agreement
On July 1, 2005, the Company executed a securities purchase agreement (“Preferred Purchase Agreement”) with various institutional and accredited investors (the “Preferred Investors”) pursuant to which it agreed to sell in a private placement transaction (the “Preferred Private Placement”) for an aggregate purchase price of $5,500,000 (a) 5,500 shares of the Company’s Series C Convertible Preferred Stock, stated value $1,000 per share (the “Preferred Shares”), (b) warrants to purchase 1,375,000 shares of the Company’s Common Stock at an exercise price of $1.11 per share (“First Preferred Offering Warrants”), (c) warrants to purchase 1,375,000 shares of the Company’s Common Stock at an exercise price of $1.33 per share (“Second Preferred Offering Warrants” and, together with the First Preferred Offering Warrants,” the “Preferred Offering Warrants”) and (d) warrants (“Over-Allotment Warrants”) to purchase (1) up to 1,375 shares of Series C Preferred Stock (the “Additional Preferred Shares”), (2) warrants to purchase up to 343,750 shares of Common Stock at $1.11 per share (“First Additional Warrants”) and (3) warrants to purchase up to 343,750 shares of Common Stock at $1.33 per share (“Second

Additional Warrants” and, together with the First Additional Warrants, the “Additional Warrants”). The Preferred Private Placement closed on July 6, 2005.
On September 30, 2005, the Corporation’s shareholders approved to the Corporation’s Certificate of Incorporation to increase by 30 million the number of authorized shares of $0.02 par value common stock to a total of 60 million common shares. Subject to certain permitted issuances under the Preferred Purchase Agreement, the Company is also restricted from issuing additional securities for a period of six (6) months following the effective date of the Preferred Registration Statement without the prior written consent from the holders of the Preferred Shares.
All shares of the Series C Preferred Stock shall rank superior to the Corporation’s Common Stock, and any class or series of capital stock of the Corporation hereafter creates.
Preferred Warrants
The First Preferred Offering Warrants issued to each Preferred Investor provide such Preferred Investor the right to purchase shares of the Company’s Common Stock, in aggregate, up to an additional 25% of the total number of shares of Common Stock issuable upon the conversion of the Preferred Stock purchased by such Preferred Investor in the Preferred Private Placement at an exercise price of $1.11 per share. The First Preferred Offering Warrants contain a cashless exercise provision, whereby at any time the Warrant may also be exercised at such time by means of a “cashless exercise” in which the Warrant Holder shall be entitled to receive common shares for the number of Warrant Shares equal to the appreciation in the warrant above the exercise price at the time of the exercise. The First Preferred Offering Warrants expire five years from the date of issuance and contain adjustment provisions upon the occurrence of stock splits, stock dividends, combinations, reclassifications or similar events of the Company’s capital stock, issuances of Common Stock for consideration below the exercise price and pro rata distributions of cash, property, assets or securities to holders of the Company’s common stock. If the First Preferred Offering Warrants are exercised in full in cash, the Company would receive upon such exercise aggregate proceeds of $1,526,250.
The Second Preferred Offering Warrants issued to each Preferred Investor provide such Preferred Investor the right to purchase shares of the Company’s Common Stock, in aggregate, up to an additional 25% of the total number of shares of Common Stock issuable upon the conversion of the Preferred Stock purchased by such Preferred Investor in the Preferred Private Placement at an exercise price of $1.33 per share. The Second Preferred Offering Warrants contain a cashless exercise provision, whereby at any time the Warrant may also be exercised at such time by means of a “cashless exercise” in which the Warrant Holder shall be entitled to receive common shares for the number of Warrant Shares equal to the appreciation in the warrant above the exercise price at the time of the exercise. The Second Preferred Offering Warrants expire five years from the date of issuance and contain adjustment provisions upon the occurrence of stock splits, stock dividends, combinations, reclassifications or similar events of the Company’s capital stock, issuances of the Company’s securities for consideration below the exercise price as well as pro rata distributions of cash, property, assets or securities to holders of the Company’s common stock. If the Second Preferred Offering Warrants are exercised in full in cash, the Company would receive upon such exercise aggregate proceeds of $1,828,750.
The net proceeds to the Corporation from the offering, after costs associated with the Preferred Stock portion of the offering, of $4,877,000 have been allocated among common stock and warrants based upon their relative fair values. The Corporation used the Black-Scholes pricing model to determine the fair value of the warrants to be $1,204,000.
Terms of the Preferred Stock
The rights and preferences of the Preferred Shares are set forth in the Certificate of Designation, Preferences and Rights of Series C Preferred Stock (the “Certificate of Designation”). The Preferred Shares have a face value of $1,000 per share and are convertible at any time at the option of the holder into shares of Common Stock (“Conversion Shares”) at the initial conversion price of $1.00 per share (the “Conversion Price”), subject to certain adjustments including (a) stock splits, stock dividends, combinations, reclassifications, mergers, consolidations, sales or transfers of the assets of the Company, share exchanges or other similar events, (b) certain anti-dilution adjustments. For a complete description of the terms of the Preferred Shares please see the Certificate of Designation.

As outstanding shares of preferred stock that have not been converted to common stock at the maturity date of July 1, 2009 are payable in cash along with the related 8% per annum dividend.
Beginning 120 days following effectiveness of the registration statement, the Company may mandatorily convert the Preferred Shares into shares of Common Stock, if certain conditions are satisfied including, among other things: (a) if the average closing bid price of the Company’s Common Stock during any 20 consecutive trading day period is greater than 150% of the conversion price, (b) the Preferred Registration Statement is currently effective, (c) the maximum number of shares of Common Stock issued upon such mandatory conversion does not exceed 100% of the total 5 day trading volume of our Common Stock for the 5 trading day period preceding the mandatory conversion date and (d) no mandatory conversions have occurred in the previous 30 trading days.
The Company consulted FAS 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, FAS 133 “Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” in accounting for the transaction. The preferred stock has been recorded as a liability after consulting FAS 150. Although the preferred includes conversion provisions, they were deemed to be non-substantive at the issuance date. Subsequent to the issuance, the Company’s stock price rose in part to Hurricane Katrina and the acquisition of the former Flagship operations, and a number of preferred shares were converted to common. Per FAS 150, there is to be no reassessment of the non-substantive feature.
After valuing the warrants for the purchase of the Corporation’s common stock issued with the convertible Preferred Shares ($1,204,000), the beneficial conversion contained in the Preferred Shares ($1,645,000) and the costs associated with the Preferred Stock portion of the financing ($623,000) the convertible preferred stock was valued at $2,028,000. The difference between this initial value and the face value of the Preferred Stock of $3,429,000 will be accreted back to the Preferred Stock as preferred dividends utilizing an effective interest rate of 25.2%. The accretion period is the shorter of the four-year term of the preferred or until the conversion of the preferred stock. For fiscal 2006, the accretion of the aforementioned discount was $308,000. In accordance with FAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” the accretion of the discount on the preferred stock is classified as interest expense in the Statement of Consolidated Operations.
A cumulative premium (dividend) accrues and is payable with respect to each of the Preferred Shares equal to 8% of the stated value per annum. The premium is payable upon the earlier of: (a) the time of conversion in such number of shares of Common Stock determined by dividing the accrued premium by the Conversion Price or (b) the time of redemption in cash by wire transfer of immediately available funds. For the year ended January 31, 2006 the accrued dividend was $277,000 for both the initial private placement in July 2005 and the subsequent exercise of the over-allotment option for additional shares of Preferred Stock. Of the total accrued dividend of $277,000, conversions of Series C Preferred Stock into Common Stock resulted in the conversion of $36,000 of dividends. Therefore, $241,000 of dividends remain accrued at January 31, 2006. In accordance with FAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” the preferred stock dividend is classified as interest expense in the Statement of Consolidated Operations.
Over-Allotment Warrants
The Over-Allotment Warrants issued to each Preferred Investor provides such Preferred Investor the right to purchase at an exercise price of $1,000 per share (a) Additional Preferred Shares, in aggregate, up to 25% of the total number of shares of Series C Preferred Stock purchased by such Preferred Investor in the Preferred Private Placement, (b) First Additional Warrants exercisable for a number of shares of Common Stock in an amount, in aggregate, up to 6.25% of the total number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock purchased by such Preferred Investor in the Preferred Private Placement at an exercise price of $1.11 per share and (c) Second Additional Warrants exercisable for a number of shares of Common Stock in an amount, in aggregate, up to 6.25% of the total number of shares of the Common Stock issuable upon conversion of the Series C Preferred purchased by such Purchaser in the Preferred Private Placement at an exercise price of $1.33 per share.
From late October 2005 through mid December 2005, all holders of shares of our Series C Preferred exercised their over-allotment warrants resulting in the issuance of (i) 1,375 shares of Series C Preferred, (ii) warrants to purchase 343,750 shares of the Company’s Common Stock at an exercise price of $1.11 per shares and (iii) warrants to purchase 343,750 shares of the Company’s Common Stock at an exercise price of $1.33 per share. The warrants expire five years from the date of issuance. The exercise of the over-allotment warrants resulted in proceeds of $1,375,000 to the Company.
After valuing the warrants for the purchase of the Corporation’s common stock issued with the convertible Preferred Shares ($322,000), the beneficial conversion contained in the Preferred Shares ($432,000) and the costs associated with the exercise of the over-allotment ($69,000) the convertible preferred stock, issued in October 2005 from the exercise of the over-allotment option, will initially be valued at $552,000. The difference between this initial value and the face value of the Preferred Stock of $1,375,000 will be accreted back to the Preferred Stock as preferred dividends utilizing an effective interest rate of 25%. The accretion of the discount related to the over-allotment option was $31,000 for the year ended January 31, 2006 and was classified as interest expense in the Statement of Consolidated Operations.
Beginning in late November 2005, four holders voluntarily converted 860 shares of Series C Preferred Stock and received 895,521 shares of Common Stock. The conversion resulted in 35,521 shares of Common Stock being issued relative to accrued dividends on the Series C Preferred Stock. The aforementioned conversion resulted in a charge against income in fiscal 2006 of approximately $502,000 for the related unamortized discount relative to the converted shares.
Furthermore, one warrant holder of $1.11 per share exercise price warrants exercised for 390,625 shares of the Company’s common stock with proceeds of $434,000 to the Company.
Warrant Derivative Liability
Both the preferred and Common Stock portions of the July 2005 private placement included registration rights agreements that imposed liquidating damages in the form of a monetary remuneration should the holders be subject to blackout days (i.e. days when the holders of the Corporation’s Common Stock may not trade the stock) in excess of the number permitted in the registration rights agreements. On November 21, 2005 the Corporation’s Registration Statement on Form S-2 was declared effective by the Securities & Exchange Commission. Other than the aforementioned monetary penalty, there are no provisions requiring cash payments or settlements if registered shares cannot be provided upon conversion/exercise or the shareholders cannot sell their shares due to a blackout event. After assessing the provisions of the registration rights agreements and the related authoritive guidance a $20,000 warrant derivative liability was provided. No gain or loss on the derivative was recorded in the year ended January 31, 2006 and the liability was recorded in accrued liabilities.
Subsequent Events
Subsequent to January 31, 2006 two warrant holders exercised their warrant for 618,055 shares of the Company’s Common Stock resulting in proceeds of $692,000 and two holders voluntarily converted 700 shares of Series C Preferred Stock and received 729,535 shares of Common Stock. The conversion resulted in 29,535 shares of Common Stock being issued relative to accrued dividends on the Series C Preferred Stock. The aforementioned conversion will result in a charge against income in fiscal 2007 of approximately $401,000 for the related unamortized discount relative to the converted shares.
In late March 2006 the Company issued a mandatory conversion call resulting in the conversion of 228 shares of Series C Preferred Stock and received 239,589 shares of Common Stock. The conversion resulted in 11,589 shares of Common Stock being issued relative to accrued dividends on the Series C Preferred Stock. The aforementioned conversion will result in a charge against income in fiscal 2007 of approximately $129,000 for the related unamortized discount relative to the converted shares.
NOTE 12 — PRIVATE PLACEMENT OF SECURITIES — MARCH 2004
On March 4, 2004 the Corporation closed on a private placement transaction pursuant to which it sold 1,250,000 shares of Common Stock, (the “Shares”), to Barron Partners, LP (the “Investor”) for an aggregate purchase price of $500,000. In addition, the Corporation issued two warrants to the Investor exercisable for shares of its Common Stock (the “Warrants”). The Shares and the Warrants were issued in a private placement transaction pursuant to Rule 506 of Regulation D and Section 4(2) under the Securities Act of 1933, as amended. Offset against the proceeds is $51,000 of costs incurred in conjunction with the private placement transaction, primarily related to the cost of the registration of the common stock and common stock underlying the warrants, as discussed in the fourth paragraph of this note.
The First Warrant provided the Investor the right to purchase up to 1,500,000 shares of the Corporation’s Common Stock. During the year ended January 31, 2005 Barron exercised the First Warrant in full at an exercise price of $0.80 per share warrants resulting in proceeds of $1,200,000 to the Corporation.
The Second Warrant provides the Investor the right to purchase up to 2,000,000 shares of the Corporation’s Common Stock. The Second Warrant has an exercise price of $1.60 per share resulting in proceeds of $3,200,000 to the Corporation upon its full exercise and expires five years from the date of issuance. The warrant holder may exercise through a cashless net exercise procedure after March 4, 2005, if the shares underlying the warrant are either not subject to an effective registration statement or, if subject to a registration statement, during a suspension of the registration statement. The Corporation has reserved sufficient shares of its common stock to cover the issuance of shares relative to the unexercised warrants held by the Investor.
In connection with these transactions, the Corporation and the Investor entered into a Registration Rights Agreement. Under this agreement, the Corporation was required to file within ninety (90) days of closing a registration statement with the U.S. Securities and Exchange Commission for the purpose of registering the resale of the Shares and the shares of Common Stock underlying the Warrants. The Company’s registration statement was declared effective by the U.S. Securities and Exchange Commission on June 30, 2004. In the event that the Investor is not permitted to sell its Shares pursuant to the registration statement as a result of a permitted Black-Out Period (as defined in the Registration Statement) being exceeded or otherwise, then the Company will be obligated to pay the Investor liquidated damages equal to 18% of the Investor’s purchase price per annum.
The Corporation utilized the proceeds from the sale of its Common Stock for general business purposes and to partially fund its acquisition strategy.
The Corporation granted the Investor the right of first refusal on certain subsequent offerings of the Corporation’s securities and has agreed to maintain a listing of its common stock on the OTC Bulletin Board or another publicly traded market and cause its common stock to continue to be registered under Section 12 (b) or (g) of the Exchange Act of 1934.
The net proceeds to the Corporation from the offering, after costs associated with the offering, of $449,000 have been allocated among common stock and warrants based upon their relative fair values. The Corporation used the Black-Scholes pricing model to determine the fair value of the warrants to be $287,000.
NOTE 13 — ACQUISITION
On August 25, 2005, the Company, pursuant to an Asset Purchase Agreement, (the “Agreement”), completed its acquisition of certain assets of Flagship Services, Group, Inc., Flagship Reconstruction Partners, Ltd., Flagship Reconstruction Associates — Commercial, Ltd., and Flagship Reconstruction Associates — Residential, Ltd. (“Flagship”), for $5,250,000 in cash paid at closing, a promissory note for $750,000 at an interest rate of 6% due in semi-annual installments of $375,000 plus interest, 236,027 shares of the Company’s restricted common stock valued at $250,000 ($1.06 per share), a warrant to purchase up to 250,000 shares of the Company’s restricted common stock at an exercise price of $1.00 and a warrant to purchase up to 150,000 shares of the Company’s restricted common stock at an exercise price of $1.06. The warrants were valued at $186,000 in the aggregate. The warrants expire five years from the date of closing. The warrants were exercised in January 2006 for the issuance of 400,000 shares of the Company’s common stock resulting in proceeds for $409,000 to the Company. The Agreement also includes earn-out provisions over the first eighteen-month period commencing on the closing date, pursuant to which the Company is required to pay 35% of the net earnings of the former Flagship operation in excess of $500,000. At January 31, 2006, $492,000 had been earned and accrued relative to the earn-out agreement. (See Note 16).

The operations of the former Flagship operation were included in the Company’s operations subsequent to August 19, 2005. The composition of the purchase price and the related allocation is as follows:

Cash paid at closing to seller		$5,250,000
Non-Cash consideration:
Note payable issued	750,000
Common stock issued	250,000
Warrants for common stock issued	186,000	1,186,000

Transaction expenses		148,000

Total Consideration		$6,584,000

Fair value of assets acquired:
Fixed Assets		50,000
Customer relationships		5,766,000
Covenant-not-to-compete		78,000
Subcontractor relationships		530,000
Goodwill		160,000

Total fair value of assets acquired		$6,584,000

An independent valuation was performed during fiscal 2006. The valuation resulted in the allocation of the purchase price as follows:

	Allocated Value	Amortization Period

Fixed assets	$50,000	3 to 7 years
Covenant-not-to-compete	78,000	4 1/2 years
Customer relationships	5,766,000	15 years
Subcontractor relationships	530,000	5 years
Goodwill	160,000	N/A
During fiscal 2006, amortization expense of the aforementioned intangibles was $292,000
The following unaudited pro forma condensed results of operations assume that the acquisition was consummated on February 1, 2005 and 2004:

	Year Ended January 31,

	2006	2005

Sales	$96,705,000	$79,648,000

Net Income	$2,094,000	$1,865,000

Net income per common shares:
Basic	$0.14	$0.15

Dilutive	$0.13	$0.14

Weighted average shares outstanding:
Basic	15,252,000	12,814,000

Dilutive	17,049,000	13,685,000

NOTE 14 — PREFERRED STOCK — SERIES A
At January 31, 2004, there were 6,000 shares of the Corporation’s Series A Preferred Stock outstanding. Cumulative dividends in arrears on the Series A Preferred Stock were approximately $13,000 at January 31, 2004. In March 2004 in conjunction with the private placement of the Corporation’s common stock, as discussed in Note 12, the remaining 6,000 shares of preferred stock were converted into 24,000 shares Common Stock with the accrued but unpaid dividends paid in cash.
NOTE 15 — SALE OF FIXED ASSETS AND INVESTMENT IN JOINT VENTURE
During fiscal 2006, the Corporation sold certain fixed assets and its investment in the IAQ Training Institute joint venture for $60,000 resulting in a gain of $58,000.
During fiscal 2005, the Corporation sold certain fixed assets for $131,000 resulting in a gain of $110,000.
NOTE 16 — GOODWILL
The changes in the carrying amount of goodwill for the years ended January 31, 2006 and 2005 are as follows:

	2006	2005

Balance, beginning of year	$1,338,000	$714,000
Goodwill acquired during the year	978,000	624,000
Impairment losses	—	—

	$2,316,000	$1,338,000

Goodwill increased by $978,000 and $624,000 during the year ended January 31, 2006 and 2005, respectively, primarily due to the acquisition of the former Flagship operations in August 2005 and the accrual of additional purchase price consideration earned by the former owners of Tri-State Restoration, Inc. (“Tri-State”) and Flagship in accordance with Emerging Issues Task Force (“EITF 95-8”) “Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination”. The payment of contingent consideration relative to Tri-State is based upon the operating income of the former Tri-State operation and payable annually based upon operating results through May 31, 2005. The payment of contingent consideration relative to Flagship is based upon the operating income of the former Flagship operation based upon operating results through February 2007.
In conformance with SFAS 142, “Goodwill and Other Intangible Assets,” we performed impairment tests based upon the year-end balances. No impairments were noted.
NOTE 17 — INTANGIBLE ASSETS
The components of intangible assets for the years ended January 31, 2006 and 2005 are as follows:

	2006	2005

Covenant-not-to-compete	$408,000	$330,000
Customer relationships	5,946,000	180,000
Subcontractor relationships	530,000	—
Deferred financing costs	228,000	171,000
Other	62,000	58,000

	7,174,000	739,000
Accumulated amortization	(1,012,000)	(609,000)

	$6,162,000	$130,000

Covenants-not-to-compete are amortized over the life of the respective covenant which range from 2 to 5 years. Customer relationships are amortized over the estimated remaining life of those relationships, which are three to ten years. Subcontractor relationships are amortized over the estimated remaining life of those relationships, which are estimated at five years. Deferred financing costs are amortized over the remaining life of the debt instrument which is one to one and one half years.
Amortization of intangibles during the next five fiscal years are as follows: 2007 $766,000, 2008 — $706,000, 2009 — $701,000, 2010 — $700,000 and 2011 — $640,000
NOTE 18 — NET INCOME PER COMMON SHARE
The following table sets forth the computation of basic and diluted earnings per share:

	For the Years Ended January 31,

	2006	2005	2004

Numerator:
Net Income	$896,000	$2,186,000	$644,000
Preferred stock dividends and accretion of discount	—	—	(1,000)

Numerator for basic earnings per share — income available to common stockholders	896,000	2,186,000	643,000
Effect of dilutive securities:
Preferred stock dividends	—	—	1,000

Numerator for diluted earnings per share — income available to common stock after assumed conversions	$896,000	$2,186,000	$644,000

Denominator:
Denominator for basic earnings per share — weighted average shares	14,409,000	10,911,000	9,373,000
Effect of dilutive securities:
Employee stock options	1,220,000	871,000	166,000
Warrants	577,000	—	—
Convertible preferred stock and related accrued dividends	—	—	29,000

Dilutive potential common shares	1,797,000	871,000	195,000

Denominator for diluted earnings per share — adjusted weighted-average shares and assumed conversions	16,206,000	11,782,000	9,568,000

Basic Earnings Per Share	$0.06	$0.20	$0.07

Diluted Earnings Per Share	$0.06	$0.19	$0.07

At January 31, 2006, 2005 and 2004; 40,000, 60,000 and 1,467,750 options, and 2,000,000, 2,000,000 and -0-warrants, respectively, were not included in the calculation of dilutive earnings per share as their inclusion would have been antidilutive. Additionally, at January 31, 2006 the conversion of the Series C Redeemable Convertible Preferred Stock was not included in the calculation of dilutive earnings per share as their inclusion would have been antidilutive. The Series C Redeemable Convertible Preferred Stock was not outstanding during fiscal 2005 or 2004.
At January 31, 2006 1,958,338 warrants for the purchase of the Corporation’s common stock at an exercise price of $1.11 per share, 2,348,955 warrants for the purchase of the Corporation’s common stock at an exercise price of $1.33 per share and 2,000,000 warrants for the purchase of the Corporation’s common stock at an exercise price of $2.00 per share were outstanding. The warrants with exercise prices of $1.11 and $1.33 per share expire on July 1, 2010 and the warrants with an exercise price of $2.00 per share expire on March 4, 2009.

NOTE 19 — COMMITMENTS AND CONTINGENCIES
The Corporation leases certain facilities and equipment under non-cancelable operating leases. Rental expense under operating leases aggregated $713,000, $562,000 and $516,000 for the years ended January 31, 2006, 2005 and 2004, respectively. Minimum rental payments under these leases with initial or remaining terms of one year or more at January 31, 2006 aggregated $2,279,000 and payments due during the next five fiscal years are as follows: 2007 $928,000, 2008 — $483,000, 2009 — $406,000, 2010 — $343,000 and 2011 — $119,000.
NOTE 20 — QUARTERLY RESULTS (UNAUDITED)
The Corporation had the following results by quarter:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year

Year Ending January 31, 2006
Revenues	$13,951,000	$16,320,000	$26,186,000	$22,294,000	$78,751,000
Gross margin	2,300,000	2,484,000	4,115,000	2,810,000	11,709,000
Income before income taxes	529,000	649,000	1,336,000	(1,608,000)	906,000
Net income	$326,000	$374,000	$1,005,000	$(809,000)	$896,000
Earnings per share
Basic	$0.03	$0.03	$0.07	$(0.05)	$0.06
Diluted	$0.02	$0.03	$0.05	$(0.05)	$0.06
Year Ending January 31, 2005
Revenues	$10,798,000	$15,173,000	$18,903,000	$15,488,000	$60,362,000
Gross margin	1,685,000	1,939,000	2,879,000	3,259,000	9,762,000
Income before income taxes	206,000	320,000	1,094,000	949,000	2,569,000
Net income	$189,000	$295,000	$1,006,000	$696,000	$2,186,000
Earnings per share
Basic	$0.02	$0.03	$0.09	$0.06	$0.20
Diluted	$0.02	$0.02	$0.09	$0.06	$0.19

PDG ENVIRONMENTAL, INC.
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
For The Years Ended
January 31, 2006, 2005 and 2004

	Balance at	Additions		Balance at
	Beginning	Charged		Close
	of Year	to Income	Deductions(1)	of Year

2006
Allowance for doubtful accounts	$212,000	$252,000	$(54,000)	$410,000

2005
Allowance for doubtful accounts	$150,000	$200,000	$(138,000)	$212,000

2004
Allowance for doubtful accounts	$150,000	$—	$—	$150,000

(1)	Uncollectible accounts written off, net of recoveries.

ANNEX A
PDG ENVIRONMENTAL, INC.
AUDIT COMMITTEE CHARTER
Organization
This charter governs the operation of the Audit Committee. The Audit Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The committee shall be appointed by the Board of Directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company and meet the independence standards of the AMEX and the SEC. All Audit Committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise which meets the definition of “audit committee financial expert” within the meaning of Item 401 (h)(2) of Regulation S-K.
Statement of Policy
The Audit Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the Board of Directors. In doing so, it is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee, independent auditors and management of the Company. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.
Responsibilities and Processes
The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors and report the results of their activities to the Board of Directors. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Audit Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.
The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate.

•	The Audit Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the Company’s shareholder’s. The Audit Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Audit Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Audit Committee shall review and recommend to the Board of Directors the selection of the Company’s independent auditors, subject to shareholder’s approval.

•	The Audit Committee shall discuss with the independent auditors the overall scope and plans for the audit including the adequacy of staffing. Also, the Audit Committee shall discuss with management and the independent auditors, the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs. Further,

A-1

the Audit Committee shall meet with the independent auditors, with and without management present, to discuss the results of their examination.

•	The Audit Committee shall review the interim financial statements with management and the independent auditors prior to filing of the Company’s Quarterly Report on Form 10-Q. Also, the Audit Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards. The chair of the Audit Committee may represent the entire Audit Committee for the purposes of this review.

•	The Audit Committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report of Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Audit Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

•	The Audit Committee shall review and approve all related party transactions.

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Form Of
PDG ENVIRONMENTAL, INC.
Proxy for Annual Meeting of Stockholders, July 28, 2006

        The undersigned hereby constitutes and appoints James D. Chiafullo, with powers of substitution, as proxy, to vote all of the shares of the Common Stock of the Corporation registered in the name of the undersigned at the close of business on June 16, 2006, at the Annual Meeting of Stockholders of the Corporation to be held on July 28, 2006 at 9:00 A.M., E.D.T. at the Corporation’s Office at 1386 Beulah Road, Building #801, Pittsburgh, PA 15235, and at any adjournment thereof, upon the matters described in the Notice of such Annual Meeting and Proxy Statement dated June 15, 2006, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Meeting. The shares represented by this Proxy will be voted and the shares represented by this Proxy will be voted as specified hereon, but if no specification is made, the proxy intends to vote FOR the election of the nominees listed in the Proxy Statement and FOR approval of the other proposals described in the Proxy Statement.

a. Election of Directors	FOR all the nominees listed below ☐ (except as marked to the contrary below)	WITHHOLD AUTHORITY ☐ to vote for all

John C. Regan, Richard A. Bendis, Edgar Berkey, James D. Chiafullo and Edwin J. Kilpela for a term of one year.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

(continued and to be signed and voted on the reverse side)

b. Amendment of the PDG Environmental, Inc. Incentive Stock Option Plan
☐ FOR	☐ AGAINST
c. Ratification of the Independent Auditors
☐ FOR	☐ AGAINST

[Additional columns below]

[Continued from above table, first column(s) repeated]

b. Amendment of the PD
☐ ABSTAIN
c. Ratification of the
☐ ABSTAIN

Signature(s) must correspond with the name or names as they appear printed on this Proxy. When signing as attorney, administrator, executor, guardian or trustee, please add your full title as such. If shares are registered in the names of joint tenants or trustees, each joint tenant or trustee should sign.

DATED:

 , 2006

Signature(s) of Stockholder(s)

PLEASE DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED, POSTAGE NOT NECESSARY

IF MAILED IN THE UNITED STATES.